Exhibit 10.44

Execution Version

PURCHASE AGREEMENT

Dated as of November 19, 2016

among

MAGELLAN PHARMACY SERVICES, INC.,

VERIDICUS HOLDINGS, LLC AND

VERIDICUS HEALTH, LLC

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit 2.3: Form of Escrow Agreement

Exhibit 2.5(b): Allocation Principles

Exhibit 6.9: Permitted Related Party Transactions

Exhibit 7.2(g)(i): Form of Employment Agreement

Exhibit 7.2(g)(ii): Form of Non-Competition and Non-Solicitation Agreement

Exhibit 7.2(g)(iii): Form of Non-Solicitation Agreement

Exhibit 10.11(a): Net Working Capital Calculation

Exhibit 10.11(b): Knowledge of the Company

Exhibit 10.11(c): Form of Guaranty

Exhibit 10.11(d): Capital Leases

v

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of November 19, 2016 (this “Agreement”), is by and among MAGELLAN PHARMACY SERVICES, INC., a Delaware corporation (“Parent”), VERIDICUS HOLDINGS, LLC, a Utah limited liability company (the “Company”), and VERIDICUS HEALTH, LLC, a Delaware limited liability company (the “Seller”).

Certain terms used in this Agreement are used as defined in Section 10.11 below and all references herein to “Sections,” “Articles,” “Exhibits” or “Schedules” without further description shall refer to the sections, articles, exhibits or schedules of or to this Agreement.

WHEREAS, the Seller owns all of the issued and outstanding membership interests of the Company, which represent all of the issued and outstanding equity interests of the Company (the “Interests”);

WHEREAS, the Seller wishes to sell to Parent, and Parent wishes to purchase from the Seller, all of the Interests upon the terms and subject to the conditions set forth in this Agreement (the “Sale”);

WHEREAS, certain members of the Seller have, as a condition and inducement to Parent’s entering into this Agreement, concurrently with the execution and delivery of this Agreement, entered into the Employment Agreements (as hereinafter defined) with Parent;

WHEREAS, Parent and certain members of the Seller have, as a condition and inducement to Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, entered into the Non-Compete and Non-Solicitation Agreements or the Non-Solicitation Agreement (as hereinafter defined);

WHEREAS, Parent and certain members of the Seller have, as a condition and  inducement to Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, entered into the Guaranty (as hereinafter defined), pursuant to which such members of the Seller have agreed to guarantee the obligations of the Seller under this  Agreement; and  WHEREAS, simultaneously with the execution of this Agreement, the Seller and Magellan Healthcare, Inc. (“Magellan Healthcare”) have entered into a Purchase Agreement, dated as of the date hereof, pursuant to which the Seller has agreed, subject to the terms and conditions thereof, to sell to Magellan Healthcare and Magellan Healthcare has agreed to purchase from the Seller, all of the issued and outstanding shares of capital stock of Granite Alliance Insurance Company (the “Granite Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants, and subject to the conditions, contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

Purchase and Sale of Interests

Section 1.1.       The Purchase and Sale of the Interests.  At the Closing, subject to the terms and conditions of this Agreement, Parent shall purchase from the Seller, and the Seller shall sell, transfer, convey and assign to Parent, all of the Seller’s right, title and interest in and to the Interests, free and clear of all Liens, other than Liens on transfer imposed under applicable securities Laws.

Section 1.2.       Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a business day to be specified by Parent and reasonably acceptable to the Seller, which date shall be, subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the earlier of (i) two (2) business days following the date on which the Utah Pharmacy Licenses are obtained by Parent and (ii) December 15, 2016, unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another place is agreed to by the parties hereto.

Section 1.3.       Closing Deliveries and Actions.  At the Closing, the parties hereto shall make the following deliveries and take the following actions.

(a)       Deliveries by the Seller. At Closing, the Seller shall:

(i)        deliver to Parent an assignment, duly executed in favor of Parent, with respect to all of the Interests owned by the Seller in satisfaction of the condition set forth in Section 7.2(k);

(ii)       deliver to Parent and the Escrow Agent a duly executed signature page to the Escrow Agreement;

(iii)      deliver to Parent an affidavit of non-foreign status satisfying the requirements of Section 1445 of the Code from the Seller, in satisfaction of the condition set forth in Section 7.2(h);

(iv)      deliver to Parent duly authorized resolutions of the members of the Company in satisfaction of the condition set forth in Section 7.2(i);

(v)       deliver to Parent duly executed resignations and releases in satisfaction of the condition set forth in Section 7.2(j);

(vi)      deliver to Parent a certificate in satisfaction of the condition set forth in Section 7.2(n);

(vii)     deliver to Parent UCC-3 termination statements and such other documents and instruments executed by or on behalf of the Bank Lender, McKesson and any other Person who has been granted a Lien (other than a Permitted Lien) on or a security in the assets of the Company and/or its Subsidiaries that remains in existence as of the date hereof, in satisfaction of the conditions set forth in Section 7.2(p); and

(viii)    deliver to Parent all third party consents, assignments, waivers and approvals, as applicable, in satisfaction of the conditions set forth in Article VII.

(b)       Deliveries by Parent. At Closing, Parent shall:

(i)       pay to the Seller the Adjusted Estimated Purchase Price in accordance with Section 2.1(a)(iv);

(ii)      pay to the Escrow Agent the Escrow Amount in accordance with Section 2.3;

(iii)     pay to the Bank Lender the amount provided for in Section 2.1(a)(v);

(iv)     deliver to the Seller and the Escrow Agent a duly executed signature page to the Escrow Agreement; and

(v)      deliver to the Seller a certificate in satisfaction of the condition set forth in Section 7.3(c).

ARTICLE II

Purchase Price

Section 2.1.       Purchase Price.   In consideration of the sale of the Interests to Parent, Parent shall pay or deliver to the Seller the “Purchase Price,” which shall be a cash payment equal to Seventy Two Million Five Hundred Thousand Dollars ($72,500,000) (the “Base Amount”), plus (i) the amount by which the Closing Date Net Working Capital exceeds the Closing Date Net Working Capital Target, if applicable, minus (ii) the amount by which the Closing Date Net Working Capital Target exceeds the Closing Date Net Working Capital, if applicable, minus, (iii) the Closing Date Indebtedness, minus (iv) the Transaction Expenses and (v) if the Closing Date is a day other than the first business day of a month, plus or minus the Gap Period Pre-Tax Net Income (Loss), as adjusted pursuant to Section 2.2.

(a)       Closing Payments.

(i)       Not less than two (2) business days prior to the Closing, the Company shall deliver to Parent a reasonably detailed statement (based on the balance sheet and other financial statements of the Company and its Subsidiaries as of October 31, 2016, plus all known changes and adjustments occurring since October 31, 2016) setting forth the Company’s good faith estimates of (i) the Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), and (ii) the Transaction Expenses (the “Estimated Transaction Expenses”).

(ii)      Such statement (the “Estimated Closing Statement”) also shall set forth the amount of the Closing Date Indebtedness, if applicable. The Estimated Closing Statement shall be certified by the Seller and shall be accompanied by such supporting documentation as Parent shall reasonably request. The Company shall make its Representatives available to Parent during the two (2) business days referenced in the first sentence of subsection (a)(i) to respond to any questions or requests that Parent may have with respect to the Estimated Closing Statement.

(iii)     For purposes of this Agreement, the “Estimated Purchase Price” shall be a cash payment equal to the Base Amount, plus (i) the amount by which the Estimated Closing Date Net Working Capital exceeds the Closing Date Net Working Capital Target, if applicable, minus (ii) the amount by which the Closing Date Net Working Capital Target exceeds the Estimated Closing Date Net Working Capital, if applicable, minus (iii) the Closing Date Indebtedness, and minus (iv) the Estimated Transaction Expenses.

(iv)     At the Closing, Parent shall pay to the Seller, by wire transfer of immediately available funds into accounts designated in writing by the Seller not less than three (3) business days prior to the Closing Date, (i) the Estimated Purchase Price, minus (ii) the Escrow Amount (the “Adjusted Estimated Purchase Price”).

(v)      Subject to the receipt of customary payoff letters, to the extent the Company has not previously made such payment on or prior to the Closing, at the Closing, (i) Parent shall cause wire transfers of immediately available funds to be made to an account designated by the Bank Lender under the Loan Agreement at least two (2) Business Days prior to the Closing Date, in an amount equal to the total Indebtedness under the Loan Agreement, together with all other amounts then due and payable thereunder in connection with the termination thereof and (ii) at the direction of the Seller, Parent shall cause wire transfers of immediately available funds to be made to one or more accounts designated by the Sellers at least two (2) business days prior to the Closing Date in payment of the Transaction Expenses that are reflected on the Estimated Closing Statement (including that may be due and owing to Lazard (as defined hereinafter)).

Section 2.2.       Adjustments.

(a)       Within one hundred-twenty (120) days after the Granite Closing Date, Parent shall prepare and deliver to the Seller a statement setting forth Parent’s good faith calculations (“Parent’s Proposed Calculations”) of the Closing Date Net Working Capital, the Transaction Expenses, and Gap Period Pre-Tax Net Income (Loss) (if applicable), as well as Closing Date Net Working Capital and Gap Period Pre-Tax Net Income (Loss) under the Granite Agreement (the “Final Closing Statement”). Following the delivery of such statement, Parent’s personnel and independent accountants shall permit the Seller and its agents, representatives and accountants, subject to the execution by the Seller and its agents, representatives and accountants of any release or indemnification agreement required by Parent’s accountants, to review and make copies of all work papers, schedules and calculations used in the preparation thereof.

(b)       If, within thirty (30) days after its receipt of the Final Closing Statement, the Seller disputes any aspect of the Final Closing Statement or any of Parent’s Proposed Calculations, then the Seller shall, on or prior to such thirtieth (30th) day, deliver to Parent written notice of such dispute (the “Dispute Notice”). If the Seller does not deliver a Dispute Notice to Parent on or prior to such thirtieth (30th) day after its receipt of the Final Closing Statement, the Final Closing Statement delivered by Parent pursuant to Section 2.2(a) above shall be final and binding on the parties hereto and such thirtieth (30th) day shall be deemed to be the “Determination Date.” Any Dispute Notice shall be accompanied by the Seller’s proposed alternative calculations (the “Seller’s Proposed Calculations”) of the Closing Date Net Working Capital and the Transaction Expenses. Parent and the Seller shall, for a period of thirty (30) days following Parent’s receipt of the Seller’s Proposed Calculations, cooperate in good faith to determine a mutually agreeable Final Closing Statement, which shall be final and binding upon the parties. The date upon which such Final Closing Statement is mutually agreed to by Parent and the Seller shall be deemed to be the “Determination Date.” If no such agreement is reached within such thirty (30) day period, then within fifteen (15) days of the expiration of such period, the Seller and Parent shall select a mutually acceptable and nationally recognized independent accounting firm, other than the Company’s independent accountants and Parent’s independent accountants (such firm, the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”), within thirty (30) days of its appointment, by (x) conducting its own review and test of the Final Closing Statement and thereafter selecting either Parent’s Proposed Calculations of the Remaining Disputed Items or the Seller’s Proposed Calculations of the Remaining Disputed Items or an amount in between the two and (y) delivering to Parent and the Seller a revised Final Closing Statement reflecting the Independent Accounting Firm’s final determination of the Remaining Disputed Items pursuant to clause (x), which Final Closing Statement shall be final and binding upon the parties hereto. The date on which the Independent Accounting Firm delivers such Final Closing Statement shall be deemed to be the “Determination Date.” The fees and expenses of the Independent Accounting Firm shall be borne by the Seller and Parent in the proportion that the aggregate dollar amount of items submitted to the Independent Accounting Firm that are unsuccessfully disputed bears to the aggregate amount of all items submitted to the Independent Accounting Firm. The parties will submit such materials and respond to such questions as requested by the Independent Accounting Firm. The Independent Accounting Firm’s report will be based (to the extent the Independent Accounting Firm considers it appropriate) on such information and on the accounting and other records of the Company. The Independent Accounting Firm’s award will consist solely of an award with respect to the Remaining Disputed Items and will not include any other finding or award.

(c)       The “Adjustment Amount,” which may be positive or negative, shall mean (i) the difference determined by the Closing Date Net Working Capital (as finally determined pursuant to Section 2.2(b) above), minus the Estimated Closing Date Net Working Capital, minus (ii) the difference determined by the Transaction Expenses (as finally determined pursuant to Section 2.2(b) above) minus the Estimated Transaction Expenses plus or minus, as applicable, the Gap Period Pre-Tax Net Income (Loss) (as finally determined pursuant to Section 2.2(b) above), plus or minus, as applicable, the Granite Adjustment Amount (as defined in the Granite Agreement).

(d)       If the Adjustment Amount is a positive number greater than the Collar Amount, then promptly following the Determination Date, and in any event within five (5) business days of the Determination Date, Parent shall pay to the Seller, by wire transfer of immediately available funds into an account designated in writing by the Seller not less than three (3) business days prior to such date, an amount equal to the Adjustment Amount. If the Adjustment Amount is a positive number equal to or less than the Collar Amount, then no payment shall be required under this Section 2.2.

(e)       If the Adjustment Amount is a negative number with an absolute value greater than the Collar Amount, then promptly following the Determination Date, and in any event within five (5) business days of the Determination Date, Parent and the Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Parent out of the Escrow Fund, first from the Working Capital Escrow Amount and then, to the extent necessary, from the Indemnity Escrow Amount, an amount equal to the absolute value of the Adjustment Amount. If the Adjustment Amount is a negative number with an absolute value equal to or less than the Collar Amount, then no payment shall be required under this Section 2.2.

(f)       During the first ten (10) months following the Closing Date, Parent shall use its reasonable best efforts to collect the pharmaceutical manufacturer rebate receivables of the Company and its Subsidiaries that existed on the Closing Date and the customer accounts receivable of the Company and its Subsidiaries that existed on the Closing Date. As soon as practicable, or in any event within thirty (30) days, after the beginning of the eleventh (11th) month following the Closing Date, Parent shall re-calculate the Closing Date Net Working Capital, taking into account only post-Closing events through and including the end of the tenth (10th) month following the Closing Date as they relate to pharmaceutical manufacturer rebate receivables that existed on the Closing Date, customer accounts receivable that existed on the Closing Date and the aggregate allowance for doubtful accounts with respect thereto (the “ReCalculated Closing Date Net Working Capital”). The Seller shall cooperate with Parent in determining a mutually agreeable figure for the Re-Calculated Closing Date Net Working Capital. In the event of a disagreement between Parent and the Seller with respect to the ReCalculated Closing Date Net Working Capital that is not resolved within thirty (30) days of the beginning of the eleventh (11th) month following the Closing Date, the Independent Accounting Firm shall be appointed to resolve such disagreement in accordance with the provisions of Section 2.2(b) hereof within thirty (30) days of its appointment, and the Independent Accounting Firm’s determination of the Re-Calculated Closing Date Net Working Capital shall be final and binding on the parties. The date on which the Re-Calculated Closing Date Net Working Capital is finally determined in accordance with this Section 2.2(f) shall be referred to herein as the “Final Re-Calculation Date.” The “Re-Calculated Net Working Capital Adjustment Amount,” which may be positive or negative, shall be an amount equal to (i) the Re-Calculated Closing Date Net Working Capital (as finally determined pursuant to this Section 2.2(f)) minus (ii) the Closing Date Net Working Capital (as finally determined pursuant to Section 2.2(b)).

(g)      If the Re-Calculated Net Working Capital Adjustment Amount is a positive number greater than the Collar Amount, then promptly following the Final ReCalculation Date, and in any event within five (5) business days of the Final Re-Calculation Date, Parent shall pay to the Seller, by wire transfer of immediately available funds into an account designated by the Seller not less than three (3) business days prior to such date, an amount equal to the Re-Calculated Net Working Capital Adjustment Amount. If the ReCalculated Net Working Capital Adjustment Amount is a negative number (with an absolute value greater than the Collar Amount), then promptly following the Final Re-Calculation Date, and in any event within five (5) business days of the Final Re-Calculation Date, Parent and the Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Parent out of the Escrow Fund, first from the Working Capital Escrow Amount and then, to the extent necessary, from the Indemnity Escrow Amount, an amount equal to the absolute value of the Re-Calculated Net Working Capital Adjustment Amount.

(h)      The Working Capital Escrow Amount shall serve as security for any negative Adjustment Amount or negative Re-Calculated Net Working Capital Adjustment

Amount. In the event less than all of the Working Capital Escrow Amount is paid or owed to Parent pursuant to Section 2.2(e) and the last sentence of Section 2.2(g), then Parent and the Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Seller, promptly following the Final Re-Calculation Date, and in any event within five (5) business days of the Final Re-Calculation Date, an amount equal to the Working Capital Escrow Amount minus the negative Adjustment Amount, if any, and minus the negative Re-Calculated Net Working Capital Adjustment Amount, if any.

Section 2.3.       Escrow.

(a)       Escrow Fund. On the Closing Date, Parent shall pay a portion of the Estimated Purchase Price equal to the Escrow Amount to Wells Fargo Bank, National Association, as escrow agent of the parties hereto (the “Escrow Agent”), to be held in escrow. Such escrowed funds shall be held and invested by the Escrow Agent in accordance with the terms of this Agreement and an Escrow Agreement substantially in the form attached hereto as Exhibit 2.3 (the “Escrow Agreement”).

(b)       Investment of Escrow Amount.  The Escrow Amount shall be invested by the Escrow Agent as set forth in the Escrow Agreement, pending payment thereof to the Seller (as applicable). Earnings from investment of the Escrow Amount shall be allocated as set forth in the Escrow Agreement.

Section 2.4.       Withholding.   Parent acknowledges that it does not intend, based on applicable legal requirements as of the date of this Agreement, to withhold Taxes from any consideration payable pursuant to this Agreement. Notwithstanding the foregoing, each of Parent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller such amounts as it reasonably determines that it is required to deduct and withhold under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment. If Parent becomes aware of any tax withholding requirement which shall become applicable to any payment of consideration hereunder, it shall give notice of the same to the Seller. To the extent that amounts are so withheld and are paid over to the applicable Governmental Authority or other designated recipient, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

Section 2.5.       Purchase Price Allocation.

(a)       For United States federal, state and local income tax purposes, the Seller and Parent agree that the sale of the Interests shall be treated as a deemed purchase of all of the assets of the Company.

(b)       The Purchase Price payable (plus any additional amounts treated as consideration for the Interests under Treasury Regulations Section 1.1060-1(c), including, where applicable, the Closing Date Indebtedness, the “Allocable Purchase Price”) shall be allocated among the assets of the Company and its Subsidiaries.  Such allocation shall be made in accordance with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder and in any event in accordance with the valuation principles set forth in Exhibit 2.5(b) (the “Allocation Principles”).

(c)       No later than thirty (30) days after the Determination Date, Parent shall prepare and deliver to the Seller its determination of the allocation of the Allocable Purchase Price (to the extent payable as of the Closing) pursuant to Section 2.5(b) (“Allocation Schedule”), which shall be prepared in accordance with the Allocation Principles and shall be final, binding and conclusive on the parties hereto; provided, however, if, within thirty (30) days following the delivery of the Allocation Schedule, the Seller notifies Parent in writing that the Seller disputes any allocation in the Allocation Schedule, including but not limited to an allocation to any item of property described in Section 751(a) of the Code (a “Hot Asset”) in excess of such Hot Asset’s book value, Parent and the Seller shall cooperate in good faith to resolve such dispute.  Should Parent and the Seller fail to reach an agreement within thirty (30) days after the Seller notifies Parent of such dispute, the determination of the disputed item or items shall be made by the Independent Accounting Firm.  The Independent Accounting Firm shall make its determination in accordance with the principles and requirements of this Section 2.5.  Neither Parent nor the Seller shall take any position (whether in connection with audits, Tax Returns or otherwise) that is inconsistent with this Section 2.5 and the Allocation Schedule, except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state, local or foreign Tax law).

(d)       In the event that there is any adjustment to the Allocable Purchase Price, Parent shall revise the Allocation Schedule to reflect any such adjustment using the same methodology as used in the preparation of the initial Allocation Schedule, consistent with the principles set forth in this Section 2.5 and shall promptly deliver such revised Allocation Schedule to the Seller.

ARTICLE III

Representations and Warranties of the Seller

The Seller hereby represents and warrants to Parent as follows, except as set forth in the Company Disclosure Schedules:

Section 3.1.       Authority; Noncontravention.

(a)       The Seller has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Sale and the other Transactions. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”). No other action on the part of the Seller is necessary to authorize the execution, delivery and performance by the Seller of this Agreement and the consummation by it of the Sale and the other Transactions.

(b)       Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the Sale and the other Transactions, nor compliance by the Seller with any of the terms or provisions hereof, will (i) violate any Law, judgment, writ, injunction or Permit of any Governmental Authority or any arbitration award applicable to the Seller or any of its properties or assets, or (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Seller under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, insurance policy, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Seller is a party, or by which it or any of its properties or assets may be bound or affected. Without limiting the generality of the immediately preceding sentence, the Seller does not have any unsatisfied obligation under any Contract to notify any Person of the Seller entering into, or having intended to enter into, this Agreement before doing so or to negotiate with any Person regarding a possible alternative to the Transactions.

Section 3.2.       Governmental Approvals.   Except for as described on Section 3.2 of the Company Disclosure Schedules, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority (each, a “Governmental Approval”) are necessary for the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the Sale and the other Transactions.

Section 3.3.       The Interests.   The Seller has good and valid title to the Interests, free and clear of all Liens, except Liens on transfer imposed under applicable securities Laws. Assuming Parent has the requisite power and authority to be the lawful owner of the Interests, upon execution and delivery to Parent at the Closing of an assignment of Interests, and upon receipt of the Adjusted Estimated Purchase Price payable to the Seller pursuant to this Agreement, good and valid title to the Interests will pass to Parent, free and clear of any Liens, other than Liens on transfer imposed under applicable securities Laws.

Section 3.4.       Litigation.   There are no Legal Actions pending or, to the Knowledge of the Seller, threatened against the Seller, before any Governmental Authority which seek to prevent, enjoin or otherwise delay the consummation of the Sale or the other Transactions.

Section 3.5.       Brokers and Other Advisors.   Except for Lazard Middle Market LLC (“Lazard”), no broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses or indemnification or contribution, in connection with the Transactions based upon arrangements made by or on behalf of the Seller. At or prior to the Closing, all amounts payable to Lazard in connection with the Transactions will be paid in full by the Seller, the Company, or a Subsidiary of the Company, or as part of the Transaction Expenses payable pursuant to Section 2.1.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent that, except as set forth in the disclosure schedules (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates, subject to Section 10.13) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”) and, to the extent applicable, any Supplemental Disclosure Schedule:

Section 4.1.       Organization, Power, Standing and Qualification.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Utah, and has the requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate the assets now owned, leased and operated by it. The Company has delivered to Parent complete and correct copies of its certificate of organization and the Company’s operating agreement, each as in effect on the date hereof (collectively, the “Company Organizational Documents”). The Company is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification, except in such jurisdictions where the failure to be so duly qualified or licensed or be in good standing, individually or in the aggregate, would not reasonably be expected to be adverse in a material respect to the Company. The Company Organizational Documents are in full force and effect and the Company is not in default under or in violation of any of the provisions of the Company Organizational Documents. The Company has made available to Parent and its Representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings, consents or actions of the members and the Managers of the Company held (for which minutes were taken), given or taken since January 1, 2014.

Section 4.2.       Subsidiaries.

(a)       Section 4.2 of the Company Disclosure Schedules sets forth (i) the name of each of the Company’s Subsidiaries, (ii) a list of all holders of an equity interest in each such Subsidiary other than the Company or another Subsidiary and the amounts thereof and (iii) the jurisdiction of organization of each such Subsidiary. Other than as set forth in Section 4.2 of the Company Disclosure Schedules, the Company does not have any Subsidiaries and does not own, directly or indirectly, any equity interests in any Person. The Company is not, directly or indirectly, a participant in any joint venture, partnership, limited liability company or similar arrangement.

(b)       The Company has delivered to Parent complete and accurate copies of the charter, bylaws or other organizational documents of each of its Subsidiaries (the “Subsidiary Documents”). The Subsidiary Documents are in full force and effect and none of the Company’s Subsidiaries is in default under or in violation of any provision of its Subsidiary Documents. Each of the Company’s Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has the requisite corporate or entity power and authority to conduct its business as it is now being conducted and to own, lease and operate the assets now owned, leased and operated by it. Each of the Company’s Subsidiaries is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership, lease or operation of its assets requires such qualification except in such jurisdictions where the failure to be so duly qualified or licensed or be in good standing, individually or in the aggregate, would not reasonably be expected to be adverse in a material respect to such Subsidiary.

(c)       The outstanding shares of capital stock, membership or other equity interests of each of the Company’s Subsidiaries are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Company or any of its Subsidiaries are owned by them, free and clear of any and all Liens, other than Liens on transfer imposed under applicable securities Laws. There is no existing option, warrant, call, right or contract to which any of the Company’s Subsidiaries is a party requiring, and there are no convertible securities of any of the Company’s Subsidiaries outstanding which upon conversion would require, the issuance, redemption, disposition or acquisition of any shares of capital stock, membership interests or other securities of any of the Company’s Subsidiaries or other securities convertible into shares of capital stock, membership interests or other securities (including debt and equity securities) of any of the Company’s Subsidiaries. None of the Company, any of its Subsidiaries or any of their respective members or stockholders is party to, or otherwise bound by, any agreement affecting the voting of the capital stock, membership interests or other securities of any of the Company’s Subsidiaries.

Section 4.3.       Capitalization.  The Interests represent all of the outstanding equity interests of the Company. All of the Interests (x) have been duly authorized and validly issued, (y) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (z) were issued in compliance with applicable state and federal securities laws. There are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements that require or would require the Company to issue, sell or transfer any equity interests in the Company, including the Interests.

Section 4.4.       Authority; Noncontravention; Voting Requirements.

(a)       The Company has all necessary power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance by the Company of this Agreement have been duly authorized and approved by all necessary action on the part of the Company, and any vote, approval or consent required to be received or obtained in connection therewith from the holders of any equity interests in the Company (the “Requisite Approval”) has been received or obtained, or will be received or obtained immediately after the execution of this Agreement, and in each case, will be delivered to Parent concurrently with the execution of this Agreement. The Requisite Approval includes any vote, consent or approval required under the Company’s Organizational Documents in connection with the execution, delivery and performance of this Agreement. The Requisite Approval remains in full force and effect. No other action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company, of this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Company, enforceable against the Company, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)       Neither the execution and delivery of this Agreement by the Company, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Organizational Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.5 are obtained and the filings referred to in Section 4.5 are made, violate any Law, judgment, writ, injunction or Permit of any Governmental Authority or any arbitration award applicable to the Company, or any of its respective properties or assets, or (iii) assuming that the authorizations, consents and approvals described in Section 4.4(b) of the Company Disclosure Schedules are obtained and the filings disclosed in said Schedule are made, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company, under, any of the terms, conditions or provisions of any Contract or Permit to which the Company is a party, or by which they or any of their respective properties or assets may be bound or affected. Without limiting the generality of the immediately preceding sentence, the Company does not have any unsatisfied obligation under any Contract to notify any Person of the Company’s entering into, or having intended to enter into, this Agreement before doing so or to negotiate with any Person regarding a possible alternative to the Transactions.

Section 4.5.       Governmental Approvals.  Except for as described on Section 4.5 of the Company Disclosure Schedules, no Governmental Approvals are necessary for the execution, delivery and performance of this Agreement by the Company.

Section 4.6.       Financial Statements and Controls.

(a)       The Company has delivered or otherwise made available to Parent copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 and the audited statements of income and cash flows for the period from June 19, 2015 to December 31, 2015, and related audit report of Larson & Company P.C. and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2016 and the related unaudited statements of income and cash flows for the six (6) month period then ended (such audited and unaudited statements, including any related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as noted therein) and presents fairly in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated therein subject in the case of the unaudited statements to the absence of footnotes and other supplemental information that would be required by GAAP and to normal year-end audit adjustments. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2016 is referred to herein as the “Balance Sheet” and June 30, 2016 is referred to herein as the “Balance Sheet Date.”

(b)       All books, records and accounts of the Company and its Subsidiaries are accurate and complete, in all material respects, and are maintained in all material respects in accordance with good business practice and all applicable Laws. Each of the Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

Section 4.7.       No Undisclosed Liabilities.

(a)       Neither the Company nor any of its Subsidiaries has any Indebtedness or other Liabilities other than those (i) reflected on or reserved against in the Balance Sheet or, if not required under GAAP to be reflected on a balance sheet, disclosed in the notes thereto or pursuant to another representation or warranty of the Company contained in this Article or the Company Disclosure Schedules, including but not limited to Section 4.7(a) of the Company Disclosure Schedules, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, or (iii) incurred in connection with the execution of this Agreement or the performance of their respective obligations hereunder.

(b)       Neither the Company nor any of its Subsidiaries is a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

Section 4.8.       Absence of Certain Changes or Events.  Since the Balance Sheet Date there have not been any events, changes in circumstances, developments or states of facts that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse impact, effect or consequence on or with respect to the Company.  Since the Balance Sheet Date (a) except as specifically contemplated or permitted by this Agreement, each of the Company and its Subsidiaries have carried on and operated their businesses in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries have taken any action described in Section 6.1 hereof (other than Sections 6.1(b),  (n),  (q) or (r), or clause (i) of Section 6.1(s)) that if taken after the date hereof and prior to the Closing without the prior written consent of Parent would violate such provision. Without limiting the foregoing, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

Section 4.9.       Legal Proceedings.  There is no pending or, to the Knowledge of the Company, threatened, Legal Action against, or governmental or regulatory inquiry or, to the Knowledge of the Company, investigation of, or healthcare regulatory review proceedings involving, the Company or any of its Subsidiaries, nor is there any injunction, order, writ, judgment, ruling, sanction, award or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries by or before any Governmental Authority or arbitrator, including any of the foregoing that challenges any of the Transactions.

Section 4.10. Compliance With Laws.  Each of the Company and its Subsidiaries are (and in the last three (3) years have been) in compliance in all material respects with all Laws applicable to the Company, and each such Subsidiary, respectively, any of their properties or other assets or any of their businesses or operations. Since their commencement of business to the date hereof, each of the Company and its Subsidiaries has not (i) been charged with the violation of any Laws or (ii) received written notice to the effect that a Governmental Authority claimed or alleged that the Company was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their respective properties or other assets or any of their respective business or operations. The foregoing provisions of this Section 4.10 do not apply to Health Care Regulatory Compliance matters to the extent covered by Section 4.19.

Section 4.11. Taxes.

(a)       All Tax Returns required to be filed by the Company or any of its Subsidiaries or the Seller with respect to the income, assets, operations or business of the Company or its Subsidiaries, respectively, have been timely filed (taking into account any extension of time to file), and all such Tax Returns are true correct and complete in all material respects.  All material Taxes of the Company, its Subsidiaries and the Seller with respect to the income, assets, operations or business of the Company and its Subsidiaries that are due and payable have been fully and timely paid. The Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), and have timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(b)       Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of Law).

(c)       Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of Taxes or the filing of any Tax Return (other than waivers arising solely as a result of automatic extensions of time to file Tax Returns that do not require the affirmative consent of the applicable Taxing Authority).  No claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.  No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and for which adequate reserves have been posted on the Balance Sheet in accordance with GAAP.

(d)       No Tax Return of the Company or any of its Subsidiaries or the Seller with respect to the income, assets, operations or business of the Company or its Subsidiaries, respectively, has ever been examined.  No audit or other administrative or court proceedings are pending with any Taxing Authority with respect to Taxes of the Company or any of its Subsidiaries or the Seller with respect to the income, assets, operations or business of the Company or its Subsidiaries, respectively. No notice of any audit or other administrative or court proceeding and no notice of any deficiency or proposed Tax adjustment has been received by the Company, any of its Subsidiaries, the Seller or, to the Knowledge of the Company, any other Person with respect to the income, assets, operations or business of the Company or its Subsidiaries, respectively.

(e)       Each of Company and its Subsidiaries has made available to Parent correct and complete copies of (i) all income and other material Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company and its Subsidiaries.  Section 4.11(e) of the Company Disclosure Schedules lists each jurisdiction in which the Company and each of its Subsidiaries is required to file a Tax Return.

(f)       Neither the Company nor any of its Subsidiaries is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which such entity will have any obligation to make any payments after the Closing, other than commercial contracts with suppliers and customers entered into in the ordinary course of business that allocate responsibility for transactional taxes other than income taxes, such as sales tax, value added tax or property tax (a “Tax Sharing Agreement”).

(g)      Neither the Company nor any of its Subsidiaries is the subject of any private letter ruling of the Internal Revenue Service or comparable rulings of other Taxing Authorities.

(h)      Neither the Company nor any of its Subsidiaries has engaged in a trade or business in any country outside the United States, has a permanent establishment in any country other than the United States, or has engaged in any transaction subject to Tax in a jurisdiction outside the United States.  None of the Company, any of its Subsidiaries or the Seller (solely as a result of the income, assets, operations or business of the Company and its Subsidiaries) is subject to Tax in a jurisdiction outside the United States.

(i)       Neither the Company nor any of its Subsidiaries is, has ever been or up to and including the Closing Date will be (i) an “insurance company” as such term in defined in Section 816(a) of the Code, or (ii) liable for any U.S. federal, state or local taxes specifically assessable on insurance premiums.

(j)       Neither the Company nor any of its Subsidiaries has engaged in any “reportable transactions” as defined in Treasury Regulation Section 1.6011-4(b).

(k)      Since its inception, the Company and each of its Subsidiaries has been, and at all times up to and including the Closing Date will be, properly characterized as either a partnership or disregarded entity under Treasury Regulation Section 301.7701-3 for United States federal, state and local income tax purposes.  Neither the Company nor any of its Subsidiaries has filed, and will not at any time up to and including the Closing Date file, an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) to be classified as an association taxable as a corporation.

(l)       For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees (including, for the avoidance of doubt, the health insurer fee imposed under section 9010 of the Patient Protection and Affordable Care Act of 2010), imposts, levies or other assessments imposed by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, premium, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheats, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any liability in respect of any items described in clauses (A) or (B) payable by reason of Contract, assumption, successor or transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document required to be filed or actually filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof (including, for the avoidance of doubt, any Schedule K-1 issued by the Seller).

Section 4.12. Employee Benefits and Labor Matters.

(a)       Section 4.12(a) of the Company Disclosure Schedules sets forth all material Company Plans. “Company Plans” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all other employee benefit plans, policies, agreements, programs, arrangements or practices, including, bonus, employment, consulting or other compensation, incentive, retention, equity or equity-based compensation, deferred compensation, change in control, termination or severance, stock purchase, severance pay, sick leave, vacation, disability, hospitalization, health or other welfare, life insurance, pension, retirement, profit sharing and scholarship plans, policies, agreements, programs, arrangements and practices sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute thereunder for current or former Managers, directors, officers, employees, contractors or agents of the Company or to which the Company has any current or contingent liability, other than ordinary employment and consulting arrangements entered into in the ordinary course of business. None of the Company or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has in the last six (6) years contributed, or been obligated to contribute, to any “employee pension plans,” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan,” as defined in Section 3(37) of ERISA. None of the Company Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary.

(b)       True, correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Parent by the Company to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter or opinion letter, as applicable; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.

(c)       Each Company Plan has been maintained in all material respects in accordance with its terms and with all applicable provisions of ERISA, the Code and other Laws, and neither the Company nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. Neither the Company, nor to the Knowledge of the Company, any other fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(d)       Each Company Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable Treasury Regulations thereunder) for any service provider to the Company is in documentary and operational compliance in all material respects with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(e)       The Company Plans intended to qualify under Section 401 of the Code or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and any trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to adversely affect the qualification of any such Company Plans or result in liability, penalty or tax under ERISA or the Code..

(f)       All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Balance Sheet on or prior to the Closing Date.

(g)       There are no material pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that would form the basis for any such claim or lawsuit. No event has occurred, and to the Knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws.

(h)       Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby (alone or in conjunction with any other event) shall (i) result in any payment becoming due to any current or former employee, director, Manager, officer or consultant of the Company or any of its Subsidiaries, (ii) increase any compensation or benefits otherwise payable under any Company Plan or otherwise, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Company Plan or otherwise.

(i)       Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax or benefit plan purposes by the Company or any of its Subsidiaries is not an employee for such purposes.

(j)       Except as set forth on Section 4.12(a) of the Company Disclosure Schedules, (i) none of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization, (ii) the Company and its Subsidiaries have not recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees; (iii) there is no union organization activity involving any of the employees of the Company or any of its

Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries; (iv) there is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened; (v) there are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual; (vi) the Company and its Subsidiaries are in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax; (vii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing.

Section 4.13. Environmental Matters.   The representations and warranties set forth in this Section 4.13 are the sole and exclusive representations in this Agreement regarding environmental matters.

(a)       (A) Each of the Company and its Subsidiaries is, and has been, in material compliance with all applicable Environmental Laws, (B) each of the Company and its Subsidiaries has obtained all licenses, certificates, approvals, permits, consents, waivers or other authorizations required under Environmental Laws for the conduct and operation of their businesses and is in material compliance with the terms and conditions thereof, (C) there is no suit, claim, action, proceeding or, to the Knowledge of the Company, investigation relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or, to the Knowledge of the Company, any real property formerly owned, operated or leased by the Company, (D) neither the Company nor any of its Subsidiaries has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and (E) no facts, circumstances or conditions exist with respect to the Company, any of its Subsidiaries or any property currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries or any property to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Liabilities. Without in any way limiting the generality of the foregoing, to the Knowledge of the Company and except as in material compliance with Environmental Laws, none of the real property currently leased by the Company or any of its Subsidiaries contains any underground storage tanks, deed restrictions or other engineering controls due to environmental conditions, underground injection wells, waste management units, or septic tanks or waste disposal pits or lagoons in which process wastewater or any Hazardous Materials have been discharged or disposed. The Company has provided to Parent copies of all existing environmental reports, reviews, assessments, surveys, claims and audits and all written information in its possession pertaining to (i) environmental conditions of the real properties and operations of the Company or any of its Subsidiaries, and (ii) actual or potential Environmental Liabilities asserted against the Company or any of its Subsidiaries.

(b)       For purposes of this Agreement:

(i)       “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (but only as such law relates to or regulates workplace exposures to Hazardous Materials), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute (including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

(ii)      “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

(iii)     “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its byproducts, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv)     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

Section 4.14. Contracts.

(a)       Set forth in Section 4.14(a) of the Company Disclosure Schedules is a list of each Contract of the following types or having the following terms to which the Company or any of its Subsidiaries is a party, unless otherwise provided in this Section 4.14, whether such Contract is based on a written or oral agreement, and which are in effect, or under which the Company or any of its Subsidiaries has any Liabilities, on the date hereof:

(i)       a Contract that purports to limit, curtail or restrict the ability of the Company, any of its existing or future Subsidiaries or Affiliates or the Seller to compete in any geographic area or line of business or restrict the Persons to whom the Company, any of its existing or future Subsidiaries or Affiliates or the Seller may sell products or deliver services;

(ii)      a partnership or joint venture agreement;

(iii)     a Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock, membership interests, assets or otherwise);

(iv)     a Contract with any (x) Governmental Authority or (y) Manager director or officer of the Company, any of its Subsidiaries, or any Affiliate of the Company;

(v)      a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness of the Company or any of its Subsidiaries or any Contract or instrument pursuant to which Indebtedness may be incurred or is guaranteed by the Company or any of its Subsidiaries;

(vi)     a financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(vii)    an agreement relating to the transfer or voting of, or providing for registration rights with respect to, member interests, shares of capital stock, security or equity interests in the Company or any of its Subsidiaries;

(viii)   a mortgage, pledge, security agreement, deed of trust, hypothecation, or similar Contract granting a Lien on any material property or material assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(ix)     any Contract with any customer of the Company or any of its Subsidiaries (a “Customer Contract”);

(x)      a Contract with a pharmaceutical manufacturer, including any such Contract involving any drug rebates (a “Manufacturer Contract”);

(xi)     a Contract (other than one with an employee or consultant or a Customer Contract or Manufacturer Contract) that involves consideration (whether or not measured in cash) of greater than $50,000 on an annual basis or has a duration extending beyond December 31, 2016 unless it may be terminated by the Company or its

Subsidiary, as the case may be, without penalty on not more than ninety (90) days’ notice;

(xii)    a collective bargaining agreement;

(xiii)   a “standstill” or similar agreement;

(xiv)   a Contract for the employment of any individual on a full-time, part-time, consulting or other basis, in which the amount to be paid by the Company or any of its Subsidiaries is equal to or greater than $50,000 on an annual basis;

(xv)    a Contract providing for severance, retention, change in control or similar payments to any current or former employee, consultant or independent contractor;

(xvi)   a Contract by which any Person other than the Seller is entitled to receive any portion of the Purchase Price;

(xvii)  any lease for real property;

(xviii) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, any (1) lease or rental Contract, (2) product design or development Contract, (3) consulting Contract, (4) indemnification Contract, (5) license or royalty Contract, or (6) merchandising, sales representative or distribution Contract;

(xix)   Contracts granting a right of first refusal or first negotiation; and

(xx)    commitments or agreements to enter into any of the foregoing.

In addition, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is a party to or is bound by any agreement or other obligation which prevents him or her from providing the services currently provided to the Company or its Subsidiaries, respectively, by him or her or that are contemplated to be provided after the Closing pursuant to the applicable Employment Agreement. Each of the Contracts and other documents required to be listed on Section 4.14(a) of the Company Disclosure Schedules, together with each other Contract of such type entered into in accordance with Section 6.1, is a “Material Contract.” The Company has heretofore made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b)       Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in all material respects in accordance with its terms by the Company and its Subsidiaries party thereto, as the case may be, subject to the Bankruptcy and Equity Exception. Section 4.14(b) of the Company Disclosure Schedules sets forth an accurate and complete list of all Customer Contracts that contain provisions that would give rise to a right of termination by such customer as a result of the entry into this Agreement or the consummation of the Transactions, i.e., as a result of change in control provisions (the “Change In Control Customer Contracts”).

(c)       Except as identified in Section 4.14(b) of the Company Disclosure Schedules, no approval, consent or waiver of, or notice to, any Person is needed in order for any Material Contract (including any Change In Control Customer Contract) to continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract or other Contract to which the Company or any of its Subsidiaries, as the case may be, is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or any of its Subsidiaries. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

(d)       To the Knowledge of the Company, each of the Company and its Subsidiaries, as applicable, has satisfied, or is satisfying, in all material respects, all performance standards and other obligations under any Material Contract where it is required to do so in order to receive any fees, bonuses, rebates, incentives, or other payments at the levels at which it has received fees or payments under such Material Contract in the last or the current fiscal year and is not required to return any fees or payments received by it or to provide credits against any future fees or payment that would otherwise be due to it under any Material Contract, nor is it subject to any penalties under any such Material Contract, by reason of its failure to satisfy any performance standard and other obligation contained in such Material Contract.

Section 4.15. Title to Properties.   Neither the Company nor any of its Subsidiaries owns any real property. Each of the Company and its Subsidiaries, as applicable, (i) has good and valid title to all material personal property which is reflected on the Balance Sheet as being owned by the Company or any of its Subsidiaries (or acquired after the date thereof) (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that secure Indebtedness that is reflected in the Balance Sheet and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted by the Company or any of its Subsidiaries (any Lien described in (x), (y) or (z) above, a “Permitted Lien”), and (ii) holds pursuant to valid and enforceable leases or subleases all such material properties or material assets which are used in its business and not owned by it as referred to in the foregoing clause (i), free and clear of all Liens except Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases or subleases in all material respects. The representations and warranties set forth in this Section 4.15 shall not apply to Intellectual Property Rights, which are covered exclusively in Section 4.16.

Section 4.16. Intellectual Property.

(a)       For purposes of this Agreement:

(i)       “Company Intellectual Property” means all Intellectual Property Rights used in the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(ii)      “Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries or owned or held for use by the Company or any of its Subsidiaries.

(iii)     “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, provisional patents and utility models and applications therefor, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, invention certificates, and the like (collectively, “Patents”); (B) trademarks, service marks, trade names (whether registered or unregistered), service names, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, database rights, works of authorship and other rights corresponding thereto (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”); and (E) all applications, registrations, renewals, extensions and permits related to any of the foregoing clauses (A) through (D).

(iv)     “Publicly Available Software” means any open source or free Software (including any Software licensed pursuant to a GNU public license) or other Software that requires as a condition of use, modification or distribution that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no charge.

(v)      “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other documentation used in the ordinary course of business in the use thereof.

(vi)     “Technology” means, collectively, all information, technical data, programs, designs, formulas, algorithms, procedures, processes, specifications, techniques, ideas, know-how, Software (whether in source code, object code or human readable form), databases and data collections, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, creations, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein.

(b)       Section 4.16(b) of the Company Disclosure Schedules sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks and any unregistered Marks, registered Copyrights and pending applications for registration of any Copyrights, in each case, owned or filed by the Company or any of its Subsidiaries. Section 4.16(b) of the Company Disclosure Schedules lists (i) the record owner of each such item, (ii) the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed and (iii) the date and number of any such registrations or applications. To the Knowledge of the Company, (A) there are no overdue filings or unpaid filings, maintenance or renewal fees currently overdue with respect to any Company Intellectual Property and no filings or fees due to be submitted or paid with respect to any Company Intellectual Property within ninety (90) days after the date of this Agreement and (B) no material Company Intellectual Property has lapsed or been cancelled or expired other than in the reasonable business judgment of the Company in the ordinary course of business.

(c)       The Company or its Subsidiaries, as applicable, is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of the Company Intellectual Property and Company Technology, in each case, owned or purported to be owned by or licensed to the Company or its Subsidiaries, as the case may be, free and clear of any Liens except Permitted Liens; under the condition that, in the case of Company Intellectual Property and Company Technology licensed to the Company or its Subsidiaries, any such rights to use, sell, and license the foregoing may be subject to reasonable licensing restrictions entered into in the ordinary course of business, or as otherwise set forth in Section 4.14(a)(i). To the Knowledge of the Company, the use, practice or other commercial exploitation of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company Technology, and the operation of the Company’s, and its Subsidiaries’ businesses do not infringe, constitute an unauthorized use of, violate, or misappropriate any Intellectual Property Rights of any third Person. None of the Company or any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, proceeding or, to the Knowledge of the Company, investigation which involves a claim (A) against the Company or any of its Subsidiaries, of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (B) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. None of the Company or any of its Subsidiaries has received written notice of any such threatened claim nor to the Knowledge of the Company are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology.

(d)       To the Knowledge of the Company, no Person (including employees and former employees of the Company, or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property, and none of the Company or any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries) nor, to the Knowledge of the Company, is there any basis for such a claim.

(e)       No Trade Secret or any other non-public, proprietary information of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or, has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology. Each of the Company and its Subsidiaries has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other non-public, proprietary or confidential information of the Company or any Person to whom the Company has a confidentiality obligation.

(f)       Except with respect to (i) licenses of off-the-shelf Software or (ii) any payments required of the Company or any of its Subsidiaries under any Material Contract, neither the Company nor any of its Subsidiaries is required, obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any Person with respect to the use of any Company Intellectual Property or Company Technology in the conduct of the business as currently conducted.

(g)       Section 4.16(g) of the Company Disclosure Scheduled sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries; or (ii) used by the Company or any of its Subsidiaries in its businesses and not exclusively owned by the Company or any of its Subsidiaries or available on reasonable terms through commercial distributors or in consumer retail stores.

(h)       No Publicly Available Software (including, all derivative works thereof) is, in whole or in part, embodied or incorporated into any of the Company’s or any of its Subsidiaries’ products, which Company or any of its Subsidiaries makes generally available in any manner that would materially restrict the ability to protect the proprietary interests of Company or any of its Subsidiaries in any such products.

(i)       Each of the Company and its Subsidiaries owns, leases or licenses all Software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are necessary for the operations of the Company’s and its Subsidiaries’ businesses. The Computer Systems used by the Company and its Subsidiaries have functioned consistently and accurately since being installed. The data storage and transmittal capability, functionality and performance of each item of the Computer Systems and the Computer Systems as a whole are adequate for the Company’s and its Subsidiaries’ businesses. The Computer Systems have not failed to any material extent and the data which they process has not been corrupted. The Company and its Subsidiaries have taken all reasonable steps in accordance with industry standards to preserve the availability, security and integrity of the Computer Systems and the data and information stored on the Computer Systems. Each of the Company and its Subsidiaries maintains comprehensive and clear documentation regarding all Computer Systems, their methods of operation, and their support and maintenance.

Section 4.17. Insurance.   Section 4.17 of the Company Disclosure Schedules sets forth a correct and complete summary of the material insurance and reinsurance policies held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this

Agreement, including the underwriter of such policies and the amount of the coverage thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). The Policies (i) have been issued by insurers or reinsurers which, to the Knowledge of the Company, are reputable and financially sound, (ii) provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate and (iii) are in full force and effect subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any of the Policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any Policy. All appropriate insurers under the Policies have been timely notified of all potentially insurable material losses known to the Company and its Subsidiaries, and all appropriate actions have been taken, if any, to timely make all claims in respect of such insurable matters.

Section 4.18. Brokers and Other Advisors.   Except for Lazard, no broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses or indemnification or contribution, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. At or prior to the Closing, all amounts payable to Lazard in connection with the Transactions will be paid in full by the Seller, the Company, or a Subsidiary of the Company, or as part of the Transaction Expenses payable pursuant to Section 2.1.

Section 4.19. Health Care Regulatory Compliance.

(a)       Governmental Authorizations and Consents. Except as otherwise disclosed on Section 4.19(a) of the Company Disclosure Schedules, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b)       Permits.  Section 4.19(b) of the Company Disclosure Schedules lists all material Permits maintained by the Company and its Subsidiaries in the conduct of their business. The Company and its Subsidiaries have obtained all of the Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their properties and assets in the manner in which they are now operated and maintained and to conduct their business and operations as currently conducted. Each such Permit is in full force and effect. Each Manager, director, officer, employee, agent and contractor of the Company or any of its Subsidiaries possesses all Permits necessary for the lawful conduct of his or her duties and obligations in the operation of the business of the Company and its Subsidiaries. The operation of the business of the Company and its Subsidiaries as currently conducted is not in violation of, nor is the Company or any of its Subsidiaries in default or violation under, any Permit required to be listed on Section 4.19(b) of the Company Disclosure Schedules. Neither of the Company nor any of its Subsidiaries has received notice of any breach or violation from any Governmental Authority regarding any Permit and is not involved in any litigation, proceeding or, to the Knowledge of the Company, investigation by or with any Governmental Authority relating to any Permit, which if resolved adversely would have an adverse impact on the ability of the Company or any of its Subsidiaries to conduct their business as currently conducted. There has been no decision by the Company or, any of its Subsidiaries to not maintain or renew any Permit currently held for the operation of its business.

(c)       Compliance with Health Regulatory Laws.

(i)       The Company and its Subsidiaries are, and at all times since January 1, 2014 (or, if later, since its date of formation), have been, in material compliance with, and are not and have not been in violation of during the specified period, all Health Regulatory Laws, including (but not limited to), to the extent applicable, any federal or state Law regulating (A) fraud and abuse, (B) referral and financial relationships with providers, (C) insurance, (D) prompt payment of claims, (E) recordkeeping, (F) patient charges and billing, (G) quality, (H) safety, (I) network access, (J) privacy, (K) security and (L) disclosure of payments. Without limiting the foregoing, none of the Company, any of its Subsidiaries or any of their respective Managers, directors, officers, employees, contractors or agents has engaged in any conduct that is prohibited under, or fails to comply with the requirements of, any Health Regulatory Law. Except as set forth on Section 4.19(c) of the Company Disclosure Schedules, since January 1, 2015 (or, if later, since the date of its formation), neither the Company nor any of its Subsidiaries has received or been subject to, and to the Knowledge of the Company there does not exist any fact, circumstance or condition that would give rise to, any written notice, charge, claim or assertion alleging any violations of Health Regulatory Laws or related Governmental Orders, and to the Knowledge of the Company, no charge, claim, assertion or action alleging any violation of any Law, Governmental Order, or Permit by the Company or any of its Subsidiaries is currently threatened against the Company or any of its Subsidiaries.

(ii)      None of the Company, any of its Subsidiaries, or any of their respective Managers, directors, officers, employees, contractors or agents acting on their behalf: (A) are or have been convicted of or charged or threatened with prosecution or under investigation by a Governmental Authority for any violation of a Health Regulatory Law, including any Law applicable to a health care program defined in 42 U.S.C. §1320a-7b(f) (“Federal Health Care Program”); (B) are or have been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances; (C) are excluded, suspended or debarred from participation, or are otherwise ineligible to participate, in any Federal Health Care Program, any federal, state, or local governmental procurement or non-procurement program, or any other federal or state government program or activity; or (D) have committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(iii)     To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has failed to comply with Federal Health Care Program requirements applicable to the Company or any of its Subsidiaries.

(iv)     Neither the Company nor any of its Subsidiaries has, directly or indirectly, received, paid or delivered any fee, commission or other sum of money or remuneration, however characterized, to any Governmental Authority or any other Person which in any manner is related to any Contract of the Company or any of its Subsidiaries and which is illegal under any applicable Law. Without limiting the foregoing, none of the Company, any of its Subsidiaries, or any of their respective Managers, directors, officers, employees, contractors or agents, or any other Person acting on behalf of the Company or any of its Subsidiaries, acting alone or together, has directly or indirectly (A) made any illegal or unethical contribution, gift, bribe, rebate, payoff, commissions, promotional allowances, influence payment, kickback, or other payment or economic benefit to any person, private or public, regardless of what form, whether in money, property, or services; (B) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiaries; (C) engaged in any business practices or conducted any dealings that are contrary to accepted industry standards; or (D) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any judgment, sentence, order or decree of any court or Governmental Authority.

(v)      None of the Company, any of its Subsidiaries, or any of their respective Managers, directors, officers, employees, contractors or agents, or any other Person acting on behalf of the Company or any of its Subsidiaries has made an untrue or fraudulent statement, including, but not limited to certification, to any Governmental Authority or agent thereof, failed to disclose a fact required to be disclosed to a Governmental Authority or agent thereof, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for any Governmental Authority or agent thereof, to cause the Company or any of its Subsidiaries to invoke their policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), or to initiate any other legal action relating to fraud, false claims, or false statements.

(d)       Corporate Compliance Program. Each of the Company and its Subsidiaries has adopted and maintains a compliance program that is intended to assist it to be in compliance with all Law, standards and guidelines relevant to its business, including but not limited all Health Regulatory Laws, and includes each of the following elements: (i) a code of conduct and other applicable policies and procedures; (ii) training on the code of conduct, policies and procedures; (iii) an auditing and monitoring function; (iv) disciplinary guidelines to enforce compliance standards; (v) an anonymous reporting process for potential violations of Law or the compliance program; (vi) designation of a compliance officer; and (vii) a mechanism for ensuring the effectiveness of the compliance program. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective Managers, directors, officers, employees, contractors or agents has violated such compliance program.

(e)       Privacy Compliance. The Company and its Subsidiaries are in material compliance with all applicable security and privacy standards regarding protected health and employee information, or any applicable local, state, provincial or federal privacy Laws, including but not limited to HIPAA. Any employee or patient information that has been collected, used or disclosed has been done so with the consent of each individual to whom the information relates, if such consent, implied or otherwise, was required under applicable privacy Law or has been used only for the purposes for which such information was initially collected or as otherwise permitted by applicable Law and/or agreement. The Company and its Subsidiaries have developed and implemented policies, procedures and training programs to help assure past, current, and ongoing compliance with HIPAA’s privacy, security, enforcement and breach notification regulations and state privacy and security laws. The Company and its Subsidiaries maintain all necessary “business associate” agreements with “covered entities” as required under HIPAA, and are in compliance with all such “business associate” agreements. No violation of any applicable privacy Law, including but not limited to HIPAA, has been alleged or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Authority, including but not limited to the Office of Civil Rights of the U.S. Department of Health and Human Services, a patient or any other Person since January 1, 2013.

(f)       Manufacturer Discounts and Rebates. Each of the Company or its Subsidiaries has properly documented, accounted for and disclosed to its customers all manufacturer discounts, rebates, incentive payments, administrative fees and remuneration from pharmaceutical manufacturers and is in compliance with Health Regulatory Laws (including the provisions of ERISA and state and federal Anti-Kickback statutes), and policies and contractual requirements of manufacturers and customers regarding such manufacturer discounts, rebates, incentive payments, administrative fees and remuneration.

(g)       Drug/Pharmaceutical Purchases. The purchase of drugs and pharmaceuticals by the Company and its Subsidiaries has at all times been conducted pursuant to the proper classification of the identity and status of the purchaser of such drugs and pharmaceuticals and in accordance with all applicable Health Regulatory Laws and policies of drug/pharmaceutical manufacturers.

(h)       Drug/Pharmaceutical Inventory. With respect to the drugs and pharmaceutical inventories of the Company and its Subsidiaries: (i) all of such inventory is merchantable in accordance with the Federal Food Drug and Cosmetic Act or any other Law, including such applicable requirements as are imposed by the FDA or any state pharmacy board, (ii) all of such inventory other than written off inventory, except to the extent of reserves shown on the face of the Balance Sheet, consists of a quality and quantity usable and salable in its ordinary course, (iii) none of such inventory is slow moving, obsolete, damaged or defective, (iv) the quantities of each item of such inventory are not excessive and are reasonable in the present circumstances of the Company and its Subsidiaries, (v) all of such inventory not written off has been priced at the lower of cost or net realizable value on a first in, first out basis, except in each case subject to the reserve shown on the face of the Balance Sheet, (vi) none of such inventory is on consignment; and (vii) such inventory is appropriately sourced in accordance with all applicable Law, including all applicable FDA requirements.

(i)       Drug Dispensing. With respect to the dispensing of drugs and related products by the Company and its Subsidiaries: (i) all dispensing has been duly authorized in accordance with applicable state and federal Law, including Laws regulating controlled substances and drug diversion, (ii) no therapeutic interchanges, redispensing of returned merchandise, and/or pill splitting programs have been implemented except in accordance with applicable Law and good clinical practice, (iii) all dispensing has been by duly licensed pharmacists and/or other individuals authorized and appropriately supervised under applicable Law to dispense such products.

Section 4.20. Accounts and Notes Receivable and Payable.   All accounts and notes receivable of the Company and its Subsidiaries have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms.  All accounts and notes receivable of the Company and its Subsidiaries reflected on the Balance Sheet are at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP, consistently applied.  All accounts and notes receivable of the Company and its Subsidiaries arising after the Balance Sheet Date and existing on the date hereof are at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP, consistently applied.  None of the accounts or the notes receivable of the Company and any of its Subsidiaries (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods or services subject to any repurchase, return, refund or rebate arrangement.

Section 4.21. Related Party Transactions.   Except as set forth on Section 4.21 of the Company Disclosure Schedules, no employee, officer, director, Manager or member of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries made or committed to make any loan or guarantee of any credit or performance to or for the benefit of, any Related Person except for salary, wages and other amounts payable to or for the benefit of employees pursuant to any Company Plan, (ii) is involved in any business arrangement or other relationship with the Company or any of its Subsidiaries (whether written or oral) other than employment, ownership, or management relationships with the Company and/or its Subsidiaries that have been disclosed to Parent in the Company Disclosure Schedules, (iii) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, (iv) has any claim or cause of action against the Company or any of its Subsidiaries, (v) owns any direct or indirect interest of any kind in, or controls or is a director, Manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries.

Section 4.22. Banks; Power of Attorney.   Section 4.22 of the Company Disclosure Schedules contains a complete and correct list of the names and locations of all banks in which the Company or any of its Subsidiaries have accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Section 4.22 of the Company Disclosure Schedules, no person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

Section 4.23. Customers and Suppliers.

(a)       Section 4.23(a) of the Company Disclosure Schedules sets forth a list of the top ten (10) customers and the top ten (10) suppliers of the Company and its Subsidiaries, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during the 2015 fiscal year of the Company and its Subsidiaries. Section 4.23(a) of the Company Disclosure Schedules also sets forth the approximate total sales by the Company and its Subsidiaries to Deseret Mutual Benefits Administrators and its affiliates, during the twelve (12)-month period ending as of the end of the month preceding the date hereof.

(b)       Since the Balance Sheet Date, no customer or any supplier of the Company or any of its Subsidiaries has terminated its relationship with the Company or its Subsidiaries or reduced or changed the pricing or other terms of its business with the Company or its Subsidiaries and, to the Knowledge of the Company, (i) no customer has notified the Company or any of its Subsidiaries that it intends to terminate or reduce the pricing or change, in any material respect, the other terms of its business with the Company or its Subsidiaries, as the case may be, (ii) no supplier has notified the Company or any of its Subsidiaries that it intends to terminate or increase or change, in any material respect, the pricing or other terms of its business with the Company or its Subsidiaries, as the case may be, and (iii) to the actual knowledge of the individuals listed on Exhibit 10.11(b), there is no existing fact, circumstance or condition that would be expected to give rise to such a notice.

Section 4.24. Certain Payments.   Neither the Company nor any of its Subsidiaries, or the Seller or, to the Knowledge of the Company, any Manager, director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or its Subsidiaries that has not been recorded in the books and records of the Company or its Subsidiaries, as applicable.

Section 4.25. Sales Personnel.   Each sales agent employed with the Company, or any Subsidiary of the Company is properly licensed to sell the products and services of the Company and its Subsidiaries, as applicable. The compensation payable by the Company or its Subsidiaries, as the case may be, to such employees complies with applicable Health Regulatory Laws.

Section 4.26. Recoupment Proceedings.   Except as set forth on Section 4.26 of the Company Disclosure Schedules, there are no material Program recoupments or material recoupments of any third-party payor being sought, requested or claimed, or to the Knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries.

Section 4.27. Capital or Surplus Management.   Except as set forth on Section 4.27 of the Company Disclosure Schedules, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries are subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its membership interests or shares of capital stock, except for such requirements or restrictions under insurance or other Laws of general application.

Section 4.28. Entire Business; Sufficiency of Assets and Employees.   The assets and employees of the Company and its Subsidiaries constitute all of the assets (including contractual rights with service vendors) and employees used in or employed by the business of the Company and its Subsidiaries as such business is currently conducted and no asset or employee of any Affiliate of the Company (other than the assets or employees of the Subsidiaries of the Company and Granite) is necessary for the conduct of the business of the Company and its Subsidiaries.

ARTICLE V

Representations and Warranties of Parent

Parent makes to the Seller the representations and warranties contained in this Article V:

Section 5.1.       Organization, Standing and Corporate Power.  Parent is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 5.2.       Authority; Noncontravention.

(a)       Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the Transactions, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Company and the Seller, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)       Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the Transactions, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority or any arbitration award applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent under, any of the terms, conditions or provisions of any Contract to which Parent is a party, or by which it or any of its properties or assets may be bound or affected that, individually or in the aggregate, could reasonably be expected to adversely affect the ability of Parent to perform, in a timely manner, its obligations under this Agreement or to consummate the Transactions.

Section 5.3.       Governmental Approvals.   Except for the approvals or filings referred to in Schedule 5.3 delivered by Parent to the Company, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

Section 5.4.       Brokers and Other Advisors.   No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.5.       Litigation.   There is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent and Parent is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Sale or (b) otherwise prevent or materially delay performance by Parent of any closing condition set forth in Section 7.3 or of its material obligations under this Agreement.

Section 5.6.       Sufficient Funds.   Parent has sufficient funds available (through existing credit arrangements, commitment letters or otherwise) to fully fund all of Parent’s obligations under this Agreement, including payment of the Purchase Price, the Adjustment Amount, if applicable, and all fees and expenses of Parent related to the transactions contemplated by this Agreement. Parent acknowledges that the availability of funding is not a condition precedent (under Section 7.2 or otherwise) to its obligations to close the transactions contemplated by this Agreement.

Section 5.7.       Reliance.   Except for the representations and warranties expressly made by the Company and the Seller in Article III,  Article IV and the certificate delivered pursuant to Section 7.2(n) of this Agreement, (a) (i) neither the Company nor the Seller is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company or the Company’s business, assets, Liabilities, operations, or condition (financial or otherwise), the nature or extent of any liabilities, the prospects of the Company’s business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent or its representatives or otherwise made available to Parent and its representatives, in management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, and (ii) no officer, agent, representative or employee of the Company or the Seller has any authority, express or implied, to make any representations, warranties or agreements not set forth in this Agreement and (b) Parent is acquiring the Company subject only to the representations and warranties set forth in Article III,  Article IV and the certificate delivered pursuant to Section 7.2(n) of this Agreement.

Section 5.8.       Investment.   Parent is aware that the Interests being acquired by Parent pursuant to the transactions contemplated hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities Law. Parent qualifies as an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, and Parent is acquiring the Interests to be acquired by Parent hereunder solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Interests. Neither Parent nor or any of its Affiliates will sell or otherwise dispose of the Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Law.

Section 5.9.       Information.   Parent acknowledges that it has been furnished with such documents, materials and information as Parent deems necessary or appropriate for evaluating the purchase of the Interests. Parent confirms that it has made such further investigation of the business of the Company and its Subsidiaries as was deemed appropriate to evaluate the merits and risks of this purchase. Parent further acknowledges that it has had the opportunity to ask questions of, and receive answers from, the Managers and the officers of the Company, its Subsidiaries, the Seller and Persons acting on behalf of the Company, its Subsidiaries, the Seller concerning the terms and conditions of the purchase of the Interests.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1.       Conduct of Business.   Except as expressly required or permitted by this Agreement, as required by applicable Law or as permitted by the prior written consent of Parent, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) comply in all material respects with all applicable Laws and the requirements of all Material Contracts, (iii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall not be materially impaired at the Closing, and (iv) keep in full force and effect or renew  all material insurance policies maintained by the Company and its Subsidiaries other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as expressly required or permitted by this Agreement, required by applicable Law, specified in Section 6.1 of the Company Disclosure Schedules or permitted by the prior written consent of Parent, during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)       (i) issue, sell, grant, dispose of, pledge or otherwise encumber any of the Interests, other shares of capital stock, membership interest, securities or equity interests in or of the Company or any of its Subsidiaries, or any securities, rights or options convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, or any calls, commitments or any other agreements of any character to purchase or acquire, any Interests, or any membership interests, shares of capital stock, membership interest, securities or equity interests in or of the Company or any of its Subsidiaries; (ii) redeem, purchase or otherwise acquire any of the foregoing; or (iii) declare, set aside for payment or pay any distribution on, or make any other distribution in respect of, the foregoing;

(b)       incur or assume any material Indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities;

(c)       sell, transfer, assign, lease, mortgage, encumber, license (other than non-exclusive licenses received from or granted to customers in the ordinary course of business consistent with past practice) or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than a Permitted Lien, any of its properties or assets to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 6.1(c) of the Company Disclosure Schedules, correct and complete copies of which have been made available to Parent or (ii) dispositions of obsolete or worthless assets;

(d)       make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $50,000 in the aggregate for the Company and its Subsidiaries taken as a whole;

(e)       (i) directly or indirectly acquire, by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or any division or business of any Person or (ii) except pursuant to Section 6.1(d), otherwise acquire any properties or assets except in the ordinary course of business consistent with past practice, provided, that no such acquisition in the ordinary course of business of any assets (other than inventory) that, individually, have a purchase price in excess of $40,000 or any group of related assets that, in the aggregate, have a purchase price in excess of $80,000, shall be made without reasonable prior notice to Parent and shall not be made without Parent’s prior written consent (for purposes of clarity, purchases of inventory in the ordinary course of business in any amount do not require notice to Parent or consent from Parent);

(f)       make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than in the ordinary course of business consistent with past practice;

(g)       (i) enter into, terminate or amend any Material Contract, or make any proposal to enter into, terminate, or amend any Material Contract, or, other than in the ordinary course of business consistent with past practice, any other Contract that is material to the Company and its Subsidiaries, taken as a whole, (ii) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force and effect following consummation of the Transactions, or (iii) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement or fail to take all action reasonably necessary to enforce each such confidentiality, standstill and similar agreement (in each case, other than any such agreement with Parent);

(h)       (i) increase in any manner the compensation or benefits of any of its current or former Managers, directors, officers, employees or consultants outside of the ordinary course of business consistent with past practice, (ii) hire or terminate any Manager, director, officer or employee outside of the ordinary course of business consistent with past practice, (iii) take any action to accelerate the vesting or payment of any compensation or benefits of any of its current or former Managers, directors, officers, employees or consultants, other than as required by a Company Plan, or (iv) enter into, establish, amend or terminate, outside of the ordinary course of business consistent with past practice, any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, program, agreement, trust, fund or arrangement with, for or in respect of, any current or former Manager, director, officer, employee, consultant or Affiliate;

(i)       make, change or revoke any Tax election (including making an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) to be classified as an association taxable as a corporation); file any amended Tax Return; file any Tax Return unless such Tax Return shall have been prepared consistent with past practice; enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provisions of applicable Law) or any Tax Sharing Agreement; settle or compromise any claim, liability or assessment relating to Taxes; surrender any right to claim a refund of Taxes, or obtain any Tax ruling;

(j)       make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k)       amend the Company Organizational Documents or any organization document of any Subsidiary of the Company;

(l)       adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(m)       pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the Balance Sheet; provided that debt payments required under the Loan Agreement may be made when due;

(n)       issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers or clients without the prior written approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions and do not provide to any Person any information regarding the Company, that might be considered material non-public information (within the meaning of Regulation FD under the Exchange Act) if the Company’s securities were registered under Section 12(b) of the Exchange Act;

(o)       acquire any material properties or assets or sell, assign, license (other than non-exclusive licenses received from or granted to customers in the ordinary course of business consistent with past practice), transfer, convey, lease or otherwise dispose of any material properties or assets;

(p)       enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(q)       enter into, or modify, amend or terminate, any Contract which would (i) cause the Company or any Subsidiary to incur a liability in excess of $20,000 or receive revenues in excess of $50,000, or (ii) have a term of more than one year (unless the Company or its Subsidiaries, as applicable, may cancel such Contract in its discretion without incurring a liability in excess of $20,000) or (iii) reasonably be expected to have a Material Adverse Effect on the Company (provided, however, that in no event will the Company be considered in breach of this clause (iii) in connection with entering into a Contract after the date hereof as to which it has received the written consent of Parent); notwithstanding the foregoing, Parent hereby agrees that the Company or its Subsidiaries may enter into standard pharmacy services management agreements or similar agreements to provide services and/or products to the following entities: McKee Foods Corporation, Colorado Choice Health Plan, Bristol Bay Native Corporation, Synergy Rx, Nu Skin Enterprises, Freedom Oilfield Services, and Ball Enterprises; provided that such Contracts are on terms substantially comparable to the terms therefor previously disclosed to Parent;

(r)       take any actions outside the ordinary course of business that would affect Closing Date Indebtedness or Closing Date Working Capital from the respective amounts thereof as of 11:59 P.M. on the Business Day immediately prior to the Closing Date to the time of the Closing; or

(s)       agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would (i) cause any of the representations or warranties of the Company set forth in this Agreement to be untrue in any material respect or (ii) in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the Sale set forth in this Agreement.

Section 6.2.       No Solicitation by the Company; Etc.

(a)       Neither the Company nor the Seller shall, and shall cause the Company’s Managers, directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, contractors, agents and other representatives (collectively, “Representatives”) to not, directly or indirectly (i) solicit, initiate, cause, facilitate or knowingly encourage (including by way of furnishing information) any inquiries or proposals that constitute, or would reasonably be expected to lead to, a Takeover Proposal, (ii) participate in any discussions or negotiations with any Person regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal.

(b)       The Company or the Seller, as applicable, shall promptly notify Parent, orally and in writing if, and in no event later than two (2) business days after, any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations (or continuation of discussions or negotiations) are sought to be initiated with, the Company, or the Seller in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry, request or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries, requests or other contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry, request or other contact).

(c)       For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Interests or other equity interests in the Company or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Transactions.

Section 6.3.       Commercially Reasonable Efforts.

(a)       Subject to the terms and conditions of this Agreement (including Section 6.3(c)), each of the parties hereto shall cooperate with the other parties and use their commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate the Transactions, including (A) notifying each third party to the Change In Control Customer Contracts listed on Section 4.14(b) of the Company Disclosure Schedules of the Transactions and requesting a waiver, if required, of any termination rights arising as a result of the Transactions from each such party, and (B) preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions.

(b)       Each of the parties hereto shall use commercially reasonable efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with or to a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all information relating to the other party, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(c)       In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, each of the parties hereto shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any change of or restriction on its business, and nothing in this Section 6.3 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.3 or (ii) require Parent to offer, accept or agree to (A) dispose of or hold separate any part of its or the Company’s business, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict or change the manner in which, or whether, Parent or the Company or any of their Affiliates may carry on business in any part of the world.

(d)       The commercially reasonable efforts required the Company and its Subsidiaries and the Seller under this Section 6.3 shall not require any such party to commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person, or to provide financing to Parent for the completion of the Transactions.

Section 6.4.       Public Announcements.   The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Seller. Thereafter, none of the Company, the Seller or Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Sale, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or in the case of Parent by its listing agreement with any securities exchange as determined in its good faith judgment (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation insofar as practicable with the Seller).

Section 6.5.       Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company agrees that, prior to the Closing or the termination of this Agreement in accordance with Article VIII, Parent and its Representatives shall be entitled to make such investigation of the properties, assets, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as Parent reasonably requests, and to make extracts and copies of such books and records (provided, however, that the foregoing shall not require the Company or its Subsidiaries to provide any such access or disclose any information to the extent the provision of such access or such disclosure would contravene applicable Law or jeopardize the loss of an attorney-client privilege). No investigation by Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company or the Seller contained in this Agreement or the Company Documents. Any such investigation by Parent shall occur during the normal business hours of the Company and its Subsidiaries but shall not unreasonably interfere with any of the businesses or operations of the Company or its Subsidiaries. In order that Parent may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request regarding the affairs of the Company and its Subsidiaries, the Company shall use commercially reasonable efforts to cause its Representatives to cooperate fully with Parent’s Representatives in connection with such review and examination. Parent and its Representatives shall hold information received from the Company and its Subsidiaries pursuant to this Section 6.5 in confidence in accordance with the terms of the Confidentiality Agreement.

Section 6.6.       Notification of Certain Matters.  The Company and the Seller shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Seller, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against or otherwise involving such party or any of its Subsidiaries or Affiliates which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality to be untrue or (B) that is not so qualified to be untrue in any material respect or, in the case of the Company would cause any of the information provided in the Company Disclosure Schedules to not be true and correct as of the time such information was provided in light of such discovery or occurrence or non-occurrence, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (x) cure any breach of any representation of warranty of the party giving such notice or any non-compliance by the party giving such notice with any covenant, agreement or other provision contained in this Agreement or (y) limit the remedies available to the party receiving such notice in respect of such breach or non-compliance.

Section 6.7.       Fees and Expenses.   Except as may otherwise be provided herein, all fees and expenses incurred in connection with this Agreement, the Sale and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Sale is consummated.

Section 6.8.       Tax Matters.

(a)       The Seller shall, at its own expense, prepare and file or cause to be prepared and filed all Pass-Through Tax Returns that are required to be filed by or with respect to the Company for any Pre-Closing Tax Period or Straddle Period.  The Seller shall deliver to Parent copies of each such Pass-Through Tax Return at least twenty (20) days prior to the due date for filing such Pass-Through Tax Return, and shall permit Parent to review and comment on such Tax Return prior to filing and the Seller shall consider Parent’s comments in good faith.

(b)       The Company or any of its Subsidiaries, as applicable, shall prepare (or cause to be prepared) all Tax Returns (other than any Pass-Through Tax Return described in Section 6.8(a)) of the Company or its Subsidiaries for Pre-Closing Tax Periods.  All such Tax Returns shall be prepared in a manner consistent with past practice; provided, that there is a reasonable basis for the positions claimed on such Tax Returns.  The Company or any of its Subsidiaries, as applicable, shall deliver to Parent, in the case of any such Tax Return required to be filed on or prior to the Closing Date, or to the Seller, in the case of any such Tax Return required to be filed after the Closing Date, copies of each such Tax Return at least twenty (20) days prior to the due date for filing such Tax Return, and shall permit Parent or the Seller, as applicable, to review and approve such Tax Return prior to filing (which approval shall not be unreasonably withheld or delayed).  To the extent that any such Tax Return is required to be filed on or prior to the Closing Date, the Seller shall cause the Company or any of its Subsidiaries, as applicable, to timely file such Tax Return.  If any such Tax Return is required to be filed by the Company or any of its Subsidiaries after the Closing Date, Parent shall cause the Company or any of its Subsidiaries, as applicable, to timely file such Tax Return.  If the parties have not resolved any dispute relating to any Tax Return governed by this Section 6.8(b) prior to the due date for filing such Tax Return, then the Seller or Parent, as applicable, shall file (or cause to be filed) such Tax Return as prepared by the Company or any Subsidiary of the Company, as applicable, but such filing shall not prejudice the rights of any party to pursue such dispute.  The Company or any of its Subsidiaries, as applicable, shall timely pay (or cause to be paid) to the applicable Taxing Authority all Taxes shown to be due on any Tax Return described in this Section 6.8(b);  provided that, with respect to any Tax Return required to be filed after the Closing Date, the Seller shall pay to Parent the amount of Taxes for which the Seller is responsible pursuant to Section 9.2(a)(iii) not later than five (5) days prior to the due date for filing such Tax Return (taking into account all extensions properly obtained), notwithstanding any dispute with respect to such Tax Return.

(c)       Following the Closing, the Company or any of its Subsidiaries, as applicable, shall prepare (or cause to be prepared) and file (or cause to be filed) when due (taking into account all extensions properly obtained) all Tax Returns (other than any Pass-Through Tax Return described in Section 6.8(a)) required to be filed by or with respect to the Company or any of its Subsidiaries after the Closing Date in respect of any Straddle Period.  In the case of an income Tax Return with respect to a Straddle Period, a copy thereof shall be delivered to the Seller at least twenty (20) days prior to the due date for filing such Tax Return, the Seller shall be permitted to review and approve such Tax Return prior to filing (which approval shall not be unreasonably withheld or delayed) and if the parties have not resolved any dispute relating to any such Tax Return prior to the due date for filing such Tax Return, then the Company or any of its Subsidiaries, as applicable, shall file such Tax Return as prepared, but such filing shall not prejudice the rights of any party to pursue such dispute. The Seller shall remit to Parent the amount of Taxes for which the Seller is responsible pursuant to Section 9.2(a)(iii) (taking into account Section 6.8(d)) not later than five (5) days prior to the due date for filing all Tax Returns described in this Section 6.8(c) (taking into account all extensions properly obtained), notwithstanding any dispute with respect to such Tax Return.

(d)       In order to apportion appropriately any Taxes relating to Straddle Periods, the parties hereto will, to the extent permitted by applicable Law, elect with the relevant Taxing Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and its Subsidiaries (a “Short Period”). In any case where applicable Law does not permit the Company or any of its Subsidiaries to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of the Company or any of its Subsidiaries for the period which would have qualified as a Short Period if such election had been permitted by applicable Law (an “Interim Period”) shall be (i) in the case of any property Tax, ad valorem Tax, or exemption, allowance or deduction that is calculated on an annual basis (including, but not limited to, depreciation and amortization deductions), the total amount of such Tax or item for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of any Tax or item not described in clause (i), the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books of the Company or any of its Subsidiaries, as applicable. Notwithstanding the foregoing, any Tax attributable to actions taken or allowed by Parent on the Closing Date but after the time of Closing that are outside the ordinary course of business and are not expressly contemplated by this Agreement shall be borne by Parent and not by the Seller.

(e)       Tax Contests.

(i)       The Seller shall have the right to control, through counsel of its own choosing, the defense or settlement of any claim or proceeding relating to a Tax matter for a Pre-Closing Tax Period; provided that the Seller (i) shall keep Parent apprised of all developments relating to such claim or proceeding, (ii) shall provide Parent with copies of all correspondence from any Taxing Authority relating to any such claim or proceeding, (iii) shall provide Parent in advance with any proposed submission relating to such claim or proceeding, (iv) shall consult with Parent in good faith concerning any such submission and the conduct of the proceeding, and (v) shall not finally settle any such claim or proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

(ii)      Parent shall have the right to control, through counsel of its own choosing, the defense or settlement of any claim or proceeding relating to a Tax matter other than for a Pre-Closing Tax Period; provided that, with respect to any such matter for which the Seller could be liable under the indemnification provisions hereunder, Parent (i) shall keep the Seller apprised of all developments relating to such claim or proceeding, (ii) shall provide the Seller with copies of all correspondence from any Taxing Authority relating to any such claim or proceeding, (iii) shall provide the Seller in advance with any proposed submission relating to such claim or proceeding, (iv) shall consult with the Seller in good faith concerning any such submission and the conduct of the proceeding, and (v) shall not finally settle any such claim or proceeding without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

(iii)     In the event of any conflict between the terms of this Section 6.8(e) and Section 9.5, the terms of this Section 6.8(e) shall govern.

(f)       Each party hereto agrees to co-operate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns, any audit, litigation or other proceeding with respect to Taxes. The parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated in this Agreement.

(g)       Without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller, none of Parent, the Company, or any Subsidiary shall file any amended Pass-Through Tax Return with respect to any Pre-Closing Tax Period, unless otherwise required by applicable Law. Without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed, none of Parent, the Company, or any Subsidiary shall file any amended Tax Return (other than a Pass-Through Tax Return) with respect to any Pre-Closing Period or any amended Tax Return with respect to the pre-Closing portion of any Straddle Period for which the Seller would reasonably expect to be liable under the indemnification provisions hereunder, unless otherwise required by applicable Law.

(h)       Except to the extent included in the calculation of the Closing Date Net Working Capital, any Tax refunds actually received (in cash or through a reduction in Tax paid) by the Company or any of its Subsidiaries for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period shall be for the account of the Seller, and any such refund (net of all out-of-pocket expenses, including Taxes, and without interest) shall be paid over to the Seller not later than five (5) business days after receipt.

Section 6.9.       Related Party Transactions.   Except with respect to the transactions, agreements, relationships and payments set forth on Exhibit 6.9, which shall remain in place, as of the Closing Date, all transactions, agreements, relationships and payments set forth on Section 4.21 of the Company Disclosure Schedules shall be terminated without any further obligation of the Company or any of its Subsidiaries.

Section 6.10. Post-Closing Access; Preservation of Records.

(a)       On the Closing Date, the Seller shall deliver or cause to be delivered to Parent all contracts, books, records, Tax Returns, documents and files of the Company and its Subsidiaries in the possession of the Seller, including records and files stored on computer disks or tapes or any other storage medium relating to the business and operations of the Company and its Subsidiaries. From and after the Closing, Parent will make or cause to be made available to the Seller all books, records, Tax Returns and documents of the Company and its Subsidiaries relating to the period prior to the Closing during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Legal Action (other than a Legal Action between the parties to this Agreement), (ii) preparing reports to any Governmental Authority or (iii) such other purposes for which access to such documents is reasonably believed by the Seller to be necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, Tax Returns and documents shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the business of the Company or its Subsidiaries and shall be at the Seller’s sole cost and expense. Parent will cause the Company and its Subsidiaries to maintain and preserve all such Tax Returns, books, records and other documents for a period equal to Parent’s standard retention period.

(b)       From and after the Closing, the Seller will make or cause to be made available to Parent all books, records and documents of the Seller relating to the business of the Company and its Subsidiaries during regular business hours for the same purposes, to the extent applicable, as set forth in Section 6.10(a); provided, however, that access to such books, records and documents shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the business of the Seller and shall be at Parent’s sole cost and expense. The Seller will maintain and preserve all such Tax Returns, books, records and other documents for a period equal to the Seller’s standard retention period.  The provisions of this Section 6.10(b) shall not affect the obligations of the Seller pursuant to Section 6.10(a) hereof.

Section 6.11. Parent’s Obligations with Respect to Employee Benefits.

(a)       After the Closing Date, subject to the other provisions of this Section 6.11, Parent agrees that individuals who are employees of the Company or its Subsidiaries immediately prior to the Closing (“Continuing Employees”) shall remain on the Company’s payroll system and shall be entitled to receive their current salaries and benefits under Company Benefit Plans (but excluding any benefits under the arrangements described in Section 4.12(a)(1)(c) of the Company Disclosure Schedules) until such date, as is mutually agreed upon by Parent and the Company, upon which the Company’s payroll and benefits are able to be integrated with those of Parent, which shall in no case be later than ninety (90) days following the Closing (the “Continuation Period”). Following the end of the Continuation Period until the first anniversary following the Closing, Continuing Employees shall be entitled to receive benefits under the employee benefit plans of Parent (subject to the terms and conditions of such employee benefit plans) that are available to similarly situated employees of Parent. In addition, Parent agrees to cause the Company and its Subsidiaries to give Continuing Employees service credit for all periods of employment with the Company or any of its Subsidiaries prior to the Closing Date for purposes of vesting and eligibility under any plan adopted or maintained by the Company or its Subsidiaries after the Closing Date in which such employees participate, but only to the extent required by Law and to the extent credited under a comparable Company Plan or applicable plan of Parent; provided, however, that such service shall not be recognized under defined benefit pension plans or to the extent that such recognition would result in any duplication of benefits. With respect to the plan year in which the Closing occurs, Parent agrees to cause the Company to (i) waive any limitations with respect to Continuing Employees regarding preexisting conditions and (ii) give full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing Date under any welfare or other applicable employee benefit plans maintained by the Company or any of its Subsidiaries after the Closing Date for the benefit of eligible Company employees, but only to the extent that such limitations were waived and credit was given under the terms of the analogous Company Plan prior to the Closing Date.

(b)       During the period commencing on the date hereof and ending at the Closing, Parent and the Seller shall consult with each other before issuing any communications or making any public statements to employees of the Company or its Subsidiaries regarding the effect of this Agreement and the transactions contemplated hereby on their continued employment, and Parent and the Seller shall cooperate in good faith to determine whether any notice may be required under WARN, any successor United States federal Law, or any other applicable plant closing notification law with respect to a layoff or plant closing relating to the business of the Company or any of its Subsidiaries to employees of the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement. Parent shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the Continuing Employees under such worker notification laws arising as a result of actions taken by Parent after the Closing Date, so long as the Seller provides all information arising on or prior to Closing reasonably necessary to so comply. Parent shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the employees of the Company or its Subsidiaries that are not Continuing Employees under such worker notification laws arising as a result of actions taken by Parent on, prior to, or after the Closing Date. The Seller shall retain or assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the employees of the Company or its Subsidiaries under such worker notification laws arising as a result of actions taken by the Seller on or prior to the Closing Date. The Seller shall promptly provide Parent with such information as is reasonably requested by Parent in order to determine whether any actions taken by the Seller prior to the Closing Date will, if aggregated with actions that may be taken by Parent or its Affiliates after the Closing Date, require the provision of notice or payment in lieu of notice to the Continuing Employees.

(c)       To the extent permitted under applicable Law, the Company will permit employees of the Company and its Subsidiaries to carry over and take up to five (5) accrued or earned, but unused, vacation days or time off with pay in accordance with the applicable policies as in effect as of the date of this Agreement, to the extent such earned, but unused, vacation days and time off with pay is reflected as a current liability for purposes of the Closing Date Net Working Capital.

(d)       It is understood and agreed between the parties hereto that all provisions contained in this Section 6.11 are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including any employee of the Company or its Subsidiaries, any participant in any benefit or compensation plan or any beneficiary thereof. Nothing in this Section 6.11 constitutes a contract of employment or guarantees any person continued employment or particular compensation or employee benefits after the Closing. In addition, nothing contained herein shall (i) be treated as an amendment of any benefit plan, policy or program, or (ii) give any third party any right to enforce the provisions of this Section 6.11.

Section 6.12. Director and Officer Indemnification.

(a)       For six (6) years from and after the Closing, Parent shall cause the Company and its Subsidiaries to maintain indemnification provisions in its organizational documents that are no less favorable to the Managers and officers of the Company and its Subsidiaries who held any such position prior to the Closing (the “D&O Indemnified Parties”) than those in effect with respect to the Company and the applicable Subsidiary of the Company immediately prior to the execution of this Agreement. For the avoidance of doubt, Parent’s obligations under this Section 6.12 shall include the obligation to honor (or cause another of its Affiliates to honor) the Company’s and its Subsidiaries’ indemnification and other obligations referenced in this Section 6.12 in circumstances where the Company or the applicable Subsidiary of the Company fails to honor, or is incapable of honoring, such obligations.

(b)       Parent hereby acknowledges that certain D&O Indemnified Parties may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company or its Subsidiaries (collectively, the “Indemnitors”).  Parent hereby agrees (i) that Parent, the Company, and the Company’s Subsidiaries are the indemnitors of first resort (i.e., their obligations to the D&O Indemnified Parties are primary and any obligation of the Indemnitors are secondary), (ii) that Parent, the Company, and the Company’s Subsidiaries shall be required to honor their respective obligations as set forth in subsection (a) above, without regard to any rights the D&O Indemnified Party may have against the Indemnitors, and (iii) that Parent, the Company, and the Company’s Subsidiaries irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  Each of Parent, the Company, and the Company’s Subsidiaries further agree that no advancement or payment by an Indemnitor on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from the Seller, the Company or any of the Company’s Subsidiaries shall affect the foregoing.  The parties hereto agree the Indemnitors are express third party beneficiaries of the terms of this Section 6.12.

(c)       If subsequent to the Closing, Parent, the Company, any Subsidiary of the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent, the Company, and the Subsidiaries of the Company, as the case may be, honor the obligations set forth in this Section 6.12.

(d)       The obligations of Parent, the Company and the Subsidiaries of the Company under this Section 6.12 shall not be terminated or modified in such a manner so as to adversely affect any Person to whom this Section 6.12 applies without the prior written consent of such affected Person.

(e)       The provisions of this Section 6.12 shall survive the Closing and are intended to be for the benefit of, and will be enforceable by, each of the Person to whom this Section 6.12 applies and their respective successors, assigns and heirs.

Section 6.13. Veridicus Name.  Seller acknowledges that as between Seller and its Affiliates, on the one hand, and Parent and its Affiliates, on the other, from and after the Closing, Parent and/or its Affiliates have the absolute and exclusive proprietary right to all names, tradenames, trademarks, service names and service marks incorporating the word “Veridicus.”  Seller shall not, and shall cause its Affiliates not to use the word “Veridicus” or any derivation thereof and any corporate symbols or logos related thereto in connection with the offer or sale of any goods or services or otherwise in the conduct of its or their businesses; provided,  however, that, the Seller and its Affiliates may continue to use the Veridicus name to the extent existing as of Closing, in connection with signage, invoices, purchase orders, letterhead, business cards, stationery, promotional brochures, and other promotional correspondence (not including domain names or websites), in each case for a reasonable time, not to exceed three (3) months after Closing.  Within ten (10) days following the Closing Date, Seller shall, and shall cause its Affiliates to, make all filings with the appropriate Governmental Authorities and take such other actions as may be necessary to change the corporate name of the Seller and each of its Affiliates to a name that does not include the word “Veridicus” or any word confusingly similar thereto.

Section 6.14. Change In Control Customer Contracts.   The Company shall, prior to the Closing Date, (i) notify each third party to the Change In Control Customer Contracts listed on Section 4.14(b) of the Company Disclosure Schedules of the Transactions and (ii) request and receive a waiver, if required, of any termination rights arising as a result of the Transactions from each such party.

Section 6.15. Access to Insurance.  With respect to any claim, act, omission, event, circumstance, occurrence or Loss that occurred or existed before the Closing Date, whether known or unknown as of the time of Closing, that would be covered in respect of the Company or any of its Subsidiaries by “occurrence-based” insurance policies maintained by the Seller and/or its Affiliates as of the time of the Closing, (the “Available Insurance Policies”), the Company and its Subsidiaries may, at their option, access, make claims on, claim benefits from or seek  coverage under such Available Insurance Policies, on the terms and subject to the conditions of such Available Insurance Policies. The Seller and its Affiliates will provide the Company such information and other reasonable cooperation and assistance as may be necessary to implement the provisions of this Section 6.15.

Section 6.16. Updated Information Regarding Customers and Suppliers.   As promptly as practicable after the date hereof, but in no event later than five (5) business days prior to the Closing Date, the Seller shall cause the Company to deliver to Parent a list of the top ten (10) customers and the top ten (10) suppliers of the Company and its Subsidiaries, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during the twelve (12)-month period ending as of the end of the month preceding the date hereof.

Section 6.17. Performance Guarantee Payment.  The Seller shall cause the Company to pay on or prior to the Closing Date the performance guaranty payment due and owing through the Closing Date pursuant to that certain Pharmacy Services Management

Agreement, dated April 1, 2015, by and between VRx, LLC and Electrical Workers Health and Welfare Trust (the “IBEW Contract”). The Seller also shall be responsible for (and promptly reimburse VRx, LLC for the making of) any further performance guarantee payment due and owing through the Closing Date pursuant to the IBEW Contract for the period commencing on the Closing Date and ending sixty (60) days thereafter.

ARTICLE VII

Conditions Precedent

Section 7.1.       Conditions to Each Party’s Obligation to Effect the Sale.  The respective obligations of each party hereto to effect the Sale and consummate the other Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)       Certain Regulatory Consents. Parent shall have obtained the Governmental Authority consents identified on Schedule 5.3 hereto; and

(b)       No Injunctions or Restraints. No Law, injunction, order, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, and no arbitration award, enjoining, restraining, preventing or prohibiting consummation of the Sale or making the consummation of the Sale illegal (collectively, “Restraints”) shall be in effect.

Section 7.2.       Conditions to Obligations of Parent.  The obligations of Parent to effect the Sale and consummate the other Transactions are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)      Representations and Warranties.  The representations and warranties of the Company and the Seller contained in this Agreement including, in the Company Disclosure Schedules, that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly state that they are as of an earlier date in which case as though made as of such earlier date.

(b)      Performance of Obligations of the Company and the Seller.  The Company and the Seller shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)      No Company Material Adverse Effect.  No Material Adverse Effect has occurred since the date of this Agreement with respect to the Company.

(d)      No Litigation, Etc. There shall not be any action, investigation, proceeding or litigation instituted, commenced or pending by or before any Governmental Authority or arbitrator that would, or that seeks to or is reasonably likely to, (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the Interests by Parent or the consummation of the Sale or the other Transactions, (ii) impose limitations on the ability of

Parent or its Affiliates effectively to exercise full rights of ownership of all Interests following Closing, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, Parent’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses, properties and assets of the Company and its Subsidiaries, (iv) as a result of the Transactions, restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on, any portion of the businesses or assets of Parent or any of its Subsidiaries, (v) result in a Governmental Investigation being commenced or continued after the Closing or in Governmental Damages being imposed on the Company, the Seller or Parent or any of their respective Affiliates, or (vi) as a result of the Transactions, compel Parent or any of its Affiliates to dispose of any Interests or to dispose of or hold separate any material portion of the business or assets of the Company or any portion of the businesses or assets of Parent and its Subsidiaries. As used herein, (i) “Governmental Damages” shall mean (A) any penalties or fines paid or payable to a Governmental Authority or (B) any restitution paid or payable to a third party, in either case as a result of the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company of a crime or (y) a settlement with a Governmental Authority for the purpose of closing a Governmental Investigation; provided,  however, that any de minimis penalties, fines or payments shall not be deemed to be Governmental Damages; and (ii) “Governmental Investigation” shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions.

(e)      Required Third Party Consents.  The Company shall have obtained all consents, waivers and approvals, and given all of the notices, required under the Change In Control Customer Contracts and identified in Section 7.2(e) of the Company Disclosure Schedules, each such consent, waiver and approval is in form and substance reasonably satisfactory to Parent and does not require as a term thereof or condition thereto satisfaction of any adverse condition or requirement on the conduct of business by the Company, Parent or any of its Subsidiaries.

(f)      Regulatory Consents.  The Company and the Seller shall have obtained all required regulatory consents, waivers and approvals, and given all notices to Governmental Authorities, identified on Section 7.2(f) of the Company Disclosure Schedules.

(g)      Employment Agreements; Non-Competition and Non-Solicitation Agreements.  Each Employment Agreement shall be in full force and effect, and each individual a party thereto shall be able and willing, as of the Closing, to serve as an employee of the Company pursuant to his or her Employment Agreement. Each Non-Competition and NonSolicitation Agreement and Non-Solicitation Agreement shall be in full force and effect.

(h)      FIRPTA Certificate.  Parent shall have received an affidavit of non-foreign status satisfying the requirements of Section 1445 of the Code from the Seller.

(i)       Requisite Approval.  The Requisite Approval shall have been delivered to Parent and shall remain in full force and effect as of the Closing.

(j)       Resignations and Releases.  Parent shall have received fully executed resignations and releases, in form and substance reasonably satisfactory to Parent, from each director, Manager and officer of the Company and its Subsidiaries, resigning from any and all positions previously held with the Company and its Subsidiaries and releasing the Company,

Parent and their respective Affiliates from any and all liability arising with respect to pre-Closing matters.

(k)      Assignment of Interests.  The Seller shall have executed and delivered to Parent an assignment of Interests, in form and substance reasonably satisfactory to Parent.

(l)       Change In Control Customer Contracts.  The Company shall have (i) notified each third party to the Change In Control Customer Contracts listed on Section 4.14(b) of the Company Disclosure Schedules of the Transactions and (ii) received a waiver, if required, of any termination rights arising as a result of the Transactions from each such party.

(m)     Company Contracts.  Each of (i) the DMBA Customer Contract, (ii) any one or more other Customer Contracts that individually or in the aggregate generate five percent (5%) or more of the consolidated revenues of the Company and its subsidiaries (on either an annualized basis for 2016 or an actual basis for 2015) and (iii) each Manufacturer Contract in existence on the date hereof shall be in full force and effect, no material default on the part of the Company (or any of its Subsidiaries) or any counterparty thereto shall be in effect in respect of any such Contract, and none of the Company, any of its Subsidiaries, the Seller or Parent shall have received notice of any Person’s intent to terminate any such Contract or change in any material respect its business dealings with the Company pursuant to any such Contract.

(n)      Certification of Closing Conditions.  Parent shall have received a certificate signed by the Seller, each in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a) through (m) have been satisfied.

(o)      Granite Agreement.  The Granite Agreement shall be in full force and effect and shall not have been terminated by any party thereto pursuant to its terms.

(p)      Release of Liens.  (i) The Bank Lender shall have released and terminated the applicable Liens and security interests in its favor on the assets of the Company and its Subsidiaries, subject only to receipt of the payments referenced in Section 2.1(a)(v) and (ii) all other Persons (including McKesson) who have been granted a Lien (other than a Permitted Lien) on or s security interest in the assets of the Company and/or its Subsidiaries that remains in existence as of the date hereof shall have been released and terminated.

(q)      Other Assignments, etc. Parent shall have received fully executed copies of the consents, waivers, assignments and approvals listed on Section 7.2(q) of the Company Disclosure Schedules.

Section 7.3.       Conditions to Obligation of the Seller.  The obligation of the Seller to effect the Sale and consummate the other Transactions is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)      Representations and Warranties.  The representations and warranties of Parent contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Parent contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and the Seller shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)      Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Seller shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)      Certification of Closing Conditions.   The Seller shall have received a certificate signed by an executive officer of Parent duly authorized to execute such instrument in form reasonably satisfactory to the Seller, dated the Closing Date, to the effect that each of the conditions specified in Section 7.3(a) and Section 7.3(b) has been satisfied.

Section 7.4.       Frustration of Closing Conditions.  Neither the Seller nor Parent may rely on the failure of any condition set forth in Section 7.1,  7.2 or 7.3, as the case may be, to be satisfied as grounds for its not consummating the Sale when otherwise required hereunder if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Sale and the other Transactions, as required by and subject to the provisions of Section 6.3.

ARTICLE VIII

Termination

Section 8.1.       Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)       by the mutual written consent of the Seller and Parent; or

(b)       by either of the Seller or Parent:

(i)        if the Sale shall not have been consummated on or before December 31, 2016 (the “Walk-Away Date”); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Sale to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii)       if there shall be a final nonappealable order of a Governmental Authority preventing consummation of the Sale or there shall be any Law enacted or deemed applicable to the Sale that makes consummation of the Sale illegal; or

(c)       by Parent:

(i)       if the Company or the Seller shall have breached any of its representations or warranties (or if any of the representations or warranties of the Company or the Seller set forth in this Agreement shall fail to be true and correct) or if the Company or the Seller has breached or failed to perform or adhere to any of its covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and (B) is not cured by the Company or the Seller, as applicable, within ten (10) days following receipt of written notice from Parent of such breach or failure or is incapable of being cured before the Walk-Away Date;

(ii)        if a Material Adverse Effect has occurred since the date of this Agreement with respect to the Company; or

(iii)       if the Granite Agreement shall have been terminated by any party thereto in accordance with its terms.

(d)       by the Company or the Seller if Parent shall have breached any of its representations or warranties (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true and correct) or if Parent has breached or failed to perform or adhere to any of its covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is not cured by Parent within ten (10) days following receipt of written notice from the Company or the Seller of such breach or failure or is incapable of being cured before the Walk-Away Date.

Section 8.2.       Limitation on Right of Termination.   Notwithstanding anything in Section 8.1 to the contrary, no party may terminate this Agreement (other than pursuant to Section 8.1(a)) if its failure to perform in any material respect any of its obligations or covenants, or the inaccuracy of any of its representations or warranties, under this Agreement has been the principal cause of, or has directly resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement.

Section 8.3.       Effect of Termination.   If this Agreement is terminated in accordance with Section 8.1, this Agreement shall immediately become void and of no further force and effect, without any Liability on the part of any party hereto, except for the provisions of Section 6.4,  Section 6.5,  Section 10.5,  Section 10.6 and Section 10.8 which shall survive termination of this Agreement; provided that nothing herein shall relieve any party from any Liability resulting from fraud or any willful breach of this Agreement prior to such termination.

ARTICLE IX

Survival of Representations, Warranties and Covenants; Indemnification

Section 9.1.       Survival of Representations, Warranties and Covenants.   The representations and warranties of Parent contained in this Agreement and the Fundamental Representations (other than the representations and warranties of the Company set forth in Section 4.11 (Taxes) and Section 4.19 (Health Care Regulatory Compliance)) shall survive the Closing until the third anniversary of the Closing Date. The representations and warranties of the Company and the Seller contained in this Agreement (other than the Fundamental Representations) shall survive the Closing until the sixteen (16) month anniversary of the Closing Date, provided,  however, that the representations and warranties of the Company set forth in Section 4.11 (Taxes) and Section 4.19 (Health Care Regulatory Compliance) shall survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein. All agreements and covenants contained herein which by their terms contemplate actions or impose obligations following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms.

Section 9.2.       Right to Indemnification.

(a)       Subject in all cases to the limits on indemnification in this Article IX, subsequent to the Closing, the Seller (the “Indemnifying Parties”) shall indemnify Parent, its Affiliates (including the Company and its Subsidiaries), and each of their respective Managers, directors, officers, employees, contractors agents or stockholders and other Representatives (“Parent Indemnified Parties”) against, and hold each of the Parent Indemnified Parties harmless from, any Losses arising out of or from:

(i)       the failure of any representation or warranty of the Company or the Seller in this Agreement to be true and correct as of the date hereof and as of the Closing Date, or if expressly made as of an earlier date, as of such date (without giving effect to any materiality or similar qualification contained or incorporated directly or indirectly in any representation or warranty, other than as set forth in Section 4.6(a) and the first sentence of Section 4.8);

(ii)       the breach of any agreement, covenant or obligation of the Company (prior to the Closing) or the Seller set forth in this Agreement;

(iii)      (A) any Taxes (or the non-payment thereof) of the Company or any of its Subsidiaries (or for which the Company or any of its Subsidiaries could otherwise be liable) for all Pre-Closing Tax Periods (including Taxes attributable to the portion of any Straddle Period ending on the Closing Date and including any Taxes arising by reason of the transactions contemplated hereby or the Closing itself), and (B) Taxes imposed on the Company or any of its Subsidiaries by reason of the application of Treasury Regulation Section 1.1502-6(a) (or any analogous or similar provision of Law) as a result of being a member of a consolidated, combined or unitary group of entities on or before the Closing Date; and

(iv)      any Losses in excess of $100,000 that may be experienced by a Parent Indemnified Party (i) arising from fines or penalties imposed by any Governmental Authority as a result of the failure of the Company to have a business associate agreement with a vendor with whom the Company exchanges personal health information (“PHI”) during any period prior to Closing, or (ii) due to the failure, on or prior to the Closing Date, of  any vendor to which the Company has transmitted on or prior to the Closing Date PHI without a business associate agreement to comply with HIPAA.

(b)       Parent shall indemnify the Seller against, and hold the Seller harmless from, any Losses actually paid to third parties or incurred by the Seller that are incident or related to or arise out of or in connection with:

(i)       the failure of any representation or warranty of Parent in this Agreement to be true and correct as of the date hereof and as of the Closing Date, or if expressly made as of an earlier date, as of such date; and

(ii)      the breach of any agreement, covenant or obligation of the Company (after the Closing) or Parent set forth in this Agreement.

Section 9.3.       Escrow; Threshold; Limitations on Indemnity.

(a)       Notwithstanding anything to the contrary contained in this Agreement:

(i)       The maximum Liability of the Seller under Section 9.2(a)(i) (except in respect of the Fundamental Representations) shall be an amount equal to the sum of (i) the Indemnity Escrow Amount and (ii) the Granite Escrow Amount. The sole and exclusive source of recovery of the Parent Indemnified Parties pursuant to Section 9.2(a)(i) (except in respect of the Fundamental Representations) shall be the Escrow Fund and the Granite Escrow Fund, and no Parent Indemnified Party shall have any recourse against the Seller, any of the Seller’s Affiliates, or any other Person in respect of any Losses or claims for indemnification pursuant to Section 9.2(a)(i) (except in respect of the Fundamental Representations). For the avoidance of doubt, the limitations set forth in this Section 9.3(a)(i) shall not apply to any claims for indemnification under Section 9.2(a)(ii) – Section 9.2(a)(iv).

(ii)      The amount in the Escrow Fund shall be released to the Seller, as follows on the date that is five (5) business days following the sixteen (16) month anniversary of the Closing Date (the “Release Date”): the difference, if positive, obtained by subtracting from the remaining funds in the Escrow Fund an amount equal to the aggregate amount of unsatisfied claims for Losses of Parent Indemnified Parties under Section 9.2(a)(i) – Section 9.2(a)(iv) of this Agreement properly made on or prior to the Release Date in accordance with the provisions of this Article IX and the Escrow Agreement and under the analogous provisions of the Granite Agreement properly made on or prior to the release date in accordance with the provisions of the Granite Agreement.  Further, from and after the Release Date, to the extent that (A) any amounts have been withheld in respect of such unsatisfied claims and (B) the applicable underlying claims are resolved in favor of the Indemnifying Parties, such amounts shall be promptly released to the Seller in accordance with this Agreement and the Escrow Agreement.

(iii)     The Parent Indemnified Parties shall have no right to indemnification pursuant to Section 9.2(a)(i) and no payment from the Escrow Fund and the Granite Escrow Fund with respect to any Losses otherwise payable under Section 9.2(a)(i) of this Agreement or Section 9.2(a)(i) of the Granite Agreement shall be made until such time as all such Losses (together with up to $100,000 in Losses under Section 9.2(a)(iv) (without giving effect to the $100,000 limitation set forth therein)) shall aggregate to more than $500,000 (the “Deductible”), after which time the Parent Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed only for the amount of such aggregate Losses under Section 9.2(a)(i) of this Agreement or Section 9.2(a)(i) of the Granite Agreement that exceed the Deductible; provided, that the Deductible shall not apply to any Losses related to the failure of any of the Fundamental Representations to be true and correct. For the avoidance of doubt, the Deductible shall not apply to any claims for indemnification under Section 9.2(a)(ii) – Section 9.2(a)(iv).

(iv)     In no event shall the Seller be liable for any amounts otherwise due and owing under or in respect of this Agreement in excess of the Purchase Price actually received by the Seller.

(v)      No payment from the Escrow Fund and the Granite Escrow Fund with respect to any particular Loss otherwise payable under Section 9.2(a)(i) shall be payable unless such Loss (including any series of related Losses) equals or exceeds $25,000 (the “De Minimis Threshold”); provided, that the De Minimis Threshold shall not apply to any Losses related to the failure of any of the Fundamental Representations to be true and correct. For avoidance of doubt, the De Minimis Threshold shall not apply to any claims for indemnification under Section 9.2(a)(ii) – Section 9.2(a)(iv).

(b)      Sole and Exclusive Remedy. Absent willful and knowing fraud committed by the Company and the Seller, the indemnification provisions contained in this Article IX are intended to provide the sole and exclusive remedy following the Closing as to all money damages for any action arising out of the subject matter of this Agreement (it being understood that nothing in this Section 9.3(b) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement).

Section 9.4.       No Right of Contribution.   After the Closing, the Indemnifying Parties shall have no right of contribution against Parent or the Company for any breach of any representation, warranty, covenant or agreement of the Company or the Seller.

Section 9.5.       Indemnification Procedures.

(a)       Indemnification Notices. In order to obtain indemnity in respect of a Loss as provided by Section 9.2, a Parent Indemnified Party shall give an “Indemnification Notice” to the Seller. For the purposes hereof, an “Indemnification Notice” shall mean a notice signed by any officer of Parent and delivered to the Seller and (i) stating that Parent has paid, incurred, sustained or accrued, or reasonably anticipates that it will be obligated to pay, incur, sustain or accrue, a Loss against which it is entitled to indemnification hereunder, (ii) specifying in reasonable detail the nature of such Loss (including the calculation thereof or the basis for estimation thereof), the date insofar as practicable such Loss was paid or is expected to be incurred, sustained or accrued or the basis on which it anticipates incurring, sustaining or accruing such Loss, and the nature of the misrepresentation, breach of warranty or covenant, Tax matter or other matter resulting in such Loss or out of which such Loss arose or to which such Loss relates, and (iii) specifying the amount of cash to be delivered to Parent (for the benefit of the pertinent Parent Indemnified Party) as indemnity against each such Loss. If a Loss is anticipated but not yet incurred, sustained or accrued at the time an Indemnification Notice is given, an additional Indemnification Notice shall be given providing such information regarding the Loss incurred, sustained or accrued as was not included in an earlier Indemnification Notice. In the case where a Parent Indemnified Party other than Parent shall seek to obtain the indemnity provided by Section 9.2, Parent shall give an appropriate Indemnification Notice on behalf of such Parent Indemnified Party, provided, that such Parent Indemnified Party has provided to Parent such information as Parent may reasonably request for such purpose.

(b)       Third-Party Claims.

(i)       Parent shall give the Seller written notice (a “Third Party Claim Notice,” which may be part of an Indemnification Notice) of any claim, assertion or action by or in respect of a third party, including any civil, criminal, administrative, regulatory, investigative or arbitral proceeding (a “Third Party Claim”), as to which a Parent Indemnified Party may request indemnification hereunder or as to which the Deductible may be applied as soon as is practicable and in any event within fifteen (15) days of the time that such Parent Indemnified Party learns of such Third Party Claim; provided, however, that the failure to so notify the Seller shall not affect the rights of the Parent Indemnified Party to indemnification hereunder except to the extent that the Seller (as such) is actually prejudiced by such failure. The Seller shall have the right, at its sole option and expense, to assume control of the defense of any Third Party Claim that relates to any Losses with respect to which the Seller has acknowledged in writing its obligation to provide indemnification for hereunder, and to employ counsel of its choosing in connection therewith, which counsel shall be reasonably satisfactory to Parent; provided, however, that the Seller shall not be entitled to assume the defense of any Third Party Claim (unless otherwise consented to in writing by Parent) if (A) the Third Party Claim relates to or arises in connection with an action, suit, proceeding or claim that is criminal in nature or being brought by a Governmental Authority, (B) the Third Party Claim seeks an injunction restricting the conduct of the Company’s business, (C) the Third Party Claim has a reasonable likelihood of resulting in Losses that would exceed the remaining balance of the Escrow Fund, or (D) the Third Party Claim involves as a claimant a customer, client or supplier of Parent, the Company or any of their respective Affiliates.

(ii)      The Seller shall have thirty (30) days after receipt of a Third Party Claim Notice (or such shorter period of time as may be necessitated by the nature of such Third Party Claim and specified in the Third Party Claim Notice) to notify Parent if the Seller will assume the defense of such Third Party Claim. If the Seller has the right to and elects to assume the defense of any Third Party Claim (or Parent has consented to the Seller’s assumption of such defense), (A) Parent shall have the right, but not the obligation, to participate in the defense of such Third Party Claim and to employ separate counsel of its choosing at Parent’s expense; provided, however, that the fees and expenses of separate counsel retained by Parent shall be paid out of the Escrow Fund if (x) Parent shall have reasonably concluded that a conflict or potential conflict exists between Parent and the Seller or the Seller, or (y) Parent assumes the defense of a Third Party Claim after the Seller has failed to diligently pursue such Third Party Claim; and (B) the Seller shall (w) conduct the defense of such Third Party Claim with reasonable diligence and keep Parent reasonably informed of material developments in the Third Party Claim at all stages thereof, (x) promptly submit to Parent copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith, (y) permit Parent and its counsel to confer on the conduct of the defense thereof and (z) permit Parent and its counsel an opportunity to review all legal papers to be submitted prior to their submission.

(iii)     Any compromise, settlement or offer of settlement of any Third Party Claim by the Seller shall require the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Any compromise, settlement or offer of settlement of any Third Party Claim by Parent or any of its Affiliates shall require the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)     If the Seller fails to notify Parent within thirty (30) days after receipt of a Third Party Claim Notice of its assumption of such Third Party Claim, Parent shall be entitled to assume the defense of such Third Party Claim with the expenses of such defense to be paid out of the Escrow Fund, provided, however, that the Seller may participate in the defense of such Third Party Claim (with the same rights of Parent as are set forth in clause (ii)(B) above) with its own counsel at the expense of the Seller.

(c)       Resolution of Conflicts; Arbitration.

(i)       If the Seller shall object in writing to any claim or claims for indemnification made in any Indemnification Notice within thirty (30) days after delivery of such Indemnification Notice, then the Seller and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Seller and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(ii)      If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of an Indemnification Notice, either Parent or the Seller may demand arbitration of the matter in accordance with the following provisions of this Section 9.5 unless the amount of the Loss is at issue in pending litigation or arbitration with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. If such dispute is subject to arbitration, it shall be settled by arbitration conducted in accordance with the rules and procedures then in effect of the American Arbitration Association by one arbitrator mutually agreeable to Parent and the Seller. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Seller cannot mutually agree on one arbitrator, then, within thirty (30) days after the end of such thirty (30) day period, Parent and the Seller shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If one party but not the other fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by the one arbitrator selected by the party which has made such a selection.

(iii)     Any such arbitration shall be held in Phoenix, Arizona. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim for indemnification made in an Indemnification Notice shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(iv)     The foregoing arbitration provision shall apply to any dispute between the Seller and a Parent Indemnified Party under this Article IX.

Section 9.6.       Mitigation.   The Parent Indemnified Parties shall use commercially reasonable efforts to mitigate all Losses (other than Losses relating to Taxes) for which such Parent Indemnified Parties are entitled or may be entitled to indemnification under this Article IX, and no Parent Indemnified Party shall be entitled to indemnification for any Losses to the extent directly caused by such Parent Indemnified Party’s failure to mitigate such Losses.

Section 9.7.       No Duplication.   Notwithstanding anything contained in this Agreement to the contrary, any amounts payable pursuant to the Adjustment Amount, the ReCalculated Net Working Capital Adjustment Amount, or the indemnification obligations under this Article IX shall be paid without duplication, and in no event shall any party to this Agreement be indemnified or otherwise made whole under different provisions of this Agreement for the same Loss.

Section 9.8.       Insurance.   The Indemnifying Parties shall make any indemnification payments determined to be payable to the Parent Indemnified Parties hereunder without regard to any expectation that the Parent Indemnified Parties will recover insurance proceeds as a result of the matter giving rise to the claim for which indemnification payments are to be made. The Parent Indemnified Party shall use its commercially reasonable efforts to recover insurance proceeds from any insurance policy held by the Company or its Subsidiaries in respect of periods for which coverage was fully paid by the Company or its Subsidiaries, as the case may be, as of the Closing Date (a “Pre-Closing Insurance Policy”) that may be available to it as a result of the matter giving rise to any indemnification claim of the Parent Indemnified Party; provided that such efforts shall not be a condition precedent to the ability of the Parent Indemnified Party to seek indemnification hereunder. If the Parent Indemnified Party receives any insurance proceeds from a Pre-Closing Insurance Policy as a result of the matter giving rise to any indemnification claim of such Indemnified Party prior to the date upon which the Indemnifying Party is given notice of such claim, then the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Parent Indemnified Party (after deducting from the amount of proceeds so received the aggregate amount of expenses, if any, incurred by the Parent Indemnified Party in procuring such proceeds, and any related increases in insurance premiums or other charge-backs). If the Parent Indemnified Party receives any insurance proceeds from a Pre-Closing Insurance Policy as a result of the matter giving rise to any indemnification claim against the Indemnifying Party after the Indemnifying Party or any guarantor has paid such indemnification claim to an Indemnified Party, then the Parent Indemnified Party shall promptly turn over any such insurance proceeds received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party or any guarantor to the Parent Indemnified Party on the claim (after deducting from the amount of proceeds so received the aggregate amount of expenses, if any, incurred by the Parent Indemnified Party in procuring such proceeds and any related increases in insurance premiums or other charge-backs).

Section 9.9.       Tax Treatment of Indemnity Payments.   Any indemnity payment made pursuant to this Article IX shall be treated as an adjustment to the Purchase Price for federal, state, local provincial or foreign income tax purposes unless a contrary treatment is required under applicable Law.

ARTICLE X

Miscellaneous

Section 10.1. Amendment or Supplement.   At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, by written agreement of the parties hereto, authorized by action taken by their respective Boards of Directors or equivalent body, if applicable.

Section 10.2. Extension of Time, Waiver, Etc.   At any time prior to the Closing, any party may, subject to Section 10.1 and applicable Laws, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, the Seller or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.3. Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of applicable Laws or otherwise, by any of the parties without the prior written consent of the other parties, except that (i) Parent may assign or delegate any or all of its rights or obligations under this Agreement to one or more Affiliates of Parent (provided that Parent shall remain liable for its obligations hereunder) and (ii) any party hereto may assign its right to receive a payment entitled to be received by it pursuant to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 shall be null and void.

Section 10.4. Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)).

Section 10.5. Entire Agreement; No Third-Party Beneficiaries.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the Company Disclosure Schedules and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except as expressly set forth herein, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.6. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       Subject to Section 9.5(c) hereof, this Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of Laws that might otherwise govern under any applicable conflict of laws principles.

(b)       Each of the parties hereto (on behalf of itself and its Subsidiaries) hereby knowingly, intentionally and voluntarily irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

Section 10.7. Specific Enforcement.  The Seller and Parent agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Seller and Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Arizona state court or any federal court of competent jurisdiction located in Phoenix, Arizona without proof of actual damages or otherwise, and without any bond or other security being required of it therefor, this being cumulative and not exclusive and in addition to any other remedy to which they are entitled at law or in equity.

Section 10.8. Consent to Jurisdiction.  Subject to Section 9.5(c) hereof, each of the parties hereto (i) expressly and irrevocably consents to submit itself to the personal jurisdiction of any Arizona state court or any federal court located in Phoenix, Arizona (and each appellate court located in Phoenix, Arizona) with respect to any action or proceeding arising out of any dispute pertaining to this Agreement or any of the Transactions, (ii) agrees that services of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 10.9 shall constitute effective service of such process, summons, notice or document for purposes of any such action or proceeding, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court (and any appropriate court for the prosecution of any appeal from or against any decision or action thereof), (v) agrees that the Arizona state court and federal court located in Phoenix, Arizona, shall be deemed to be a convenient forum, and (vi) agrees not to assert (by way of motion, as a defense or otherwise), in any such action or proceeding, any claim by any party hereto that is not subject personally to the jurisdiction of such court, that such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Section 10.9. Notices.   All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given, made, served or delivered if delivered personally, sent by facsimile (receipt of which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to:

Magellan Pharmacy Services, Inc.

4800 Scottsdale Road, Ste #4400

Scottsdale, AZ 85251

Attention: Daniel Gregoire, General Counsel

Facsimile: (860) 507-1990

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Raymond O. Gietz

Facsimile: (212) 310-8007

If to the Company or the Seller, to:

Veridicus Health, LLC

19 East 200 South, Floor 10

Salt Lake City, Utah 84111

Attention: Douglas S. Burgoyne

Facsimile: (801) 990-9885

with a copy (which shall not constitute notice) to:

Bennett Tueller Johnson & Deere, LLC

3165 East Millrock Drive, Suite 500

Salt Lake City, Utah 84121

Attention: Reed Rawson

Facsimile: (801) 438-2050

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 10.10. Severability.   If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement, to the fullest extent permitted by applicable Laws, so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby may, except in respect of such modified provision, be consummated as contemplated hereby.

Section 10.11. Definitions.

(a)       As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Bank Lender” shall mean OneWest Bank.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Closing Date Indebtedness” means the amount of aggregate Indebtedness of the Company and its Subsidiaries as of 11:59 p.m. on the day prior to the Closing Date.

“Closing Date Net Working Capital” means, as of 11:59 p.m. on the day prior to the Closing Date or, if the Closing Date is not the first business day of a month, 11:59 p.m. on the last day of the month preceding the month in which the Closing occurs, (a) the aggregate amount of current assets of the Company and its Subsidiaries as of such time (excluding intercompany receivables), minus (b) the aggregate amount of current liabilities of the Company and its Subsidiaries as of such time (excluding (i) intercompany payables, (ii) all Indebtedness, (iii) all Transaction Expenses), determined in accordance with Exhibit 10.11(a) hereto, which sets forth an illustrative calculation of the Company’s net working capital and the respective components thereof.

“Closing Date Net Working Capital Target” means One Million Eight Hundred Sixteen Thousand Dollars ($1,816,000), calculated in accordance with Exhibit 10.11(a) hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collar Amount” means $40,000.00.

“Company Documents” shall mean each agreement, document or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (including, the Company Disclosure Schedules).

“Confidentiality Agreement” means the Confidentiality Agreement between Parent and the Company, dated as of August 2, 2016.

“DMBA Customer Contract” means the Management Services Agreement dated November 15, 2010, by and among VRx, LLC, Deseret Mutual Insurance Company, Deseret Mutual Benefit Administrators, and Deseret Mutual Benefit Administrators as trustee of the Deseret Healthcare Employee Benefit Trust, as amended by that certain First Amendment to Management Service Agreement dated June 19, 2012; that certain Addendum to  First Amendment to Management Service Agreement dated January 1, 2015; that certain Second Amendment to Management Service Agreement dated January 1, 2015; that certain Third Amendment to Management Services Agreement dated June 2, 2016; that certain Fourth Amendment to Management Services Agreement dated October 27, 2106; and that certain Fifth Amendment to Management Services Agreement dated November 7, 2016.

“Employment Agreement” means each employment agreement, dated as of the date hereof and effective subject to and as of the Closing, in substantially the form set forth on Exhibit 7.2(g)(i) hereto, between Parent and each individual party thereto.

“Escrow Amount” means the Indemnity Escrow Amount plus the Working Capital Escrow Amount.

“Escrow Fund” means the account(s) in which the Escrow Agent holds the Indemnity Escrow Amount and the Working Capital Escrow Amount.

“FDA” means the U.S. Food and Drug Administration.

“Fundamental Representations” shall mean the representations and warranties of (a) the Company set forth in Section 4.1 (Organization, Power, Standing and Qualification), Section 4.2 (Subsidiaries), Section 4.3 (Capitalization), Section 4.4(a) (Authority), Section 4.11 (Taxes), Section 4.18 (Brokers and other Advisors), Section 4.19 (Health Regulatory Compliance) and Section 4.24 (Certain Payments) and (b) the Seller set forth in Article III.

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“Gap Period Pre-Tax Net Income (Loss)” means the product of (x) the net income or net loss of the Company and its Subsidiaries (which shall be calculated on a pre-tax basis) for the entire month in which the Closing occurs and (y) a fraction, the numerator of which is the number of days elapsed from the beginning of such month through (but excluding) the date of Closing and the denominator of which is the number of days in such month. Gap Period PreTax Net Income (Loss) shall be determined in accordance with GAAP, consistently applied by the Company.

 “Governmental Authority” means (i) any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, self-regulatory organization or arbitral or similar forum, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising, or entitled to exercise, any regulatory, administrative, executive, judicial, legislative, police, expropriation or taxing authority under or for the account of any of the foregoing.

“Governmental Order” means any ruling, order, judgment, settlement, agreement, injunction, decree, writ, stipulation, determination or award, in each case, entered, issued or made by or with any Governmental Authority.

“Granite Escrow Amount” means Two Hundred Thousand Dollars ($200,000).

“Granite Escrow Fund” means the account in which the Escrow Agent holds the Granite Escrow Amount.

“Guaranty” means the guaranty provided by certain members of the Seller to Parent, substantially in the form set forth on Exhibit 10.11(c) hereto.

“Health Regulatory Laws” means any Law relating to health regulatory matters, including: (i) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (iv) HIPAA; (v) any state law regulating the interactions with health care professionals and reporting thereof; (vi) state law regulating insurance, pharmacy benefits administration, third party benefits administration, utilization management, pharmacy distribution, discount pharmacy card administration and any other business conducted by the Company; (vii) state law regulating consumer protection or unfair trade practices, (viii) the Foreign Corrupt Practices Act, or (ix) any federal, state or local statute or regulation relevant to false statements or claims including: (A) making or causing to be made a false statement or representation of a material fact to any Governmental Authority; or (B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or Permit.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, and the regulations promulgated pursuant thereto, including the Transaction cost Set Standards, the Privacy Rules and the Security Rules set forth at 45 C.F.R. Parts 160 and 164.

“Indemnity Escrow Amount” means seven million eight hundred thousand dollars ($7,800,000).

“Indebtedness” as applied to any Person, means, without duplication, all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including, (a) all indebtedness of any such Person for the deferred purchase price of property or services (including earn-outs), (b) all indebtedness of any such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by any such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of any such Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which any such Person is liable as lessee (and the parties hereto agree that all of such capital leases that pertain to the Company and its Subsidiaries that exist as of the date of this Agreement are set forth in Exhibit 10.11(d)), (e) any liability of such Person in respect of funded banker’s acceptances or letters of credit, (f) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (g) all indebtedness referred to above which is directly or indirectly guaranteed by any such Person or which any such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” in the case of an individual shall mean, with respect to any matter, the actual knowledge of such Person after due inquiry about the matter and, in the case of the Company, shall mean the Knowledge of the individuals identified on Exhibit 10.11(b) and, in the case of Parent, the Knowledge of any of the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer and the general counsel of Parent. For purposes hereof, “due inquiry” shall mean such inquiry as is reasonable under the circumstances in accordance with good business practices for an individual in a like position of responsibility with respect to a business of like size and nature when addressing a matter of importance to such business.

“Law” means any federal, state, local, municipal or foreign constitution, treaty, code, statute, law (including common law), ordinance, rule, regulation, official published guidance or Governmental Order, in each case, of any Governmental Authority.

“Legal Action” means any legal, administrative, arbitral, mediation or other proceeding, claim (including counterclaim), suit, action, sanction, audit, hearing or litigation.

“Liability” means any debt, loss, damage, obligation, adverse claim or other liability (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Liens” shall mean any lien, pledge, mortgage, encumbrance, security interest of any kind, charge or adverse right of any kind or nature whatsoever (including any restriction on the right to vote or transfer any securities, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the rules and regulations promulgated thereunder, and the “blue sky” laws of the various States of the United States).

“Loan Agreement” means that certain Credit Agreement, dated June 19, 2015, entered into by and between the Seller and OneWest Bank N.A.

“Loss” or  “Losses” shall mean any out-of-pocket cost or expense (including reasonable attorneys’ fees and reasonably incurred disbursements and court costs), lost profits, any monetary damages, fines or penalties, and any losses, sustained by such person (including as a consequence of any injunction issued or other equitable relief granted against such person) to the extent that such costs, expenses, lost profits, damages, fines, penalties or losses were reasonably foreseeable consequence of the relevant breach, inaccuracy, or Tax that is subject to indemnification pursuant to Article IX, in each case excluding any exemplary or punitive damages (unless such damages are awarded to a third party against an Indemnified Party as part of a Third Party Claim), regardless of whether such Losses arise as a result of the negligence, strict liability or any other Liability under any theory of Law or equity of, or violation of any Law by, the applicable Indemnifying Party (it being understood that Losses shall include any

Tax benefits that are not available to Parent or any of its Affiliates (including the Company and its Subsidiaries) by reason of a breach of Section 4.11(k) hereof).

“Manager” shall mean each of Douglas S. Burgoyne, Jeffrey D. Dunn, Whitney Bowman, Drew Johnson, Terry Rodgers, and Susan Winckler, in their capacity as managers of the Company or any of its Subsidiaries, including any of their respective successors.

“Material Adverse Effect” shall mean:

(i)       with respect to the Company, any change, effect, circumstance or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company or its Subsidiaries, taken as a whole, except to the extent any such effect results from: (a) any actions taken (or omitted to be taken) at the written request of Parent; (b) the public announcement of the Transactions contemplated by this Agreement or the identity or nature of the Parent; (c) changes generally affecting the economy, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates, (d) changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage, terrorism or similar events; (e) changes, conditions or effects that are the result of factors affecting the industry in which the Company or its Subsidiaries operate; or (f) changes or prospective changes in any Law or GAAP or interpretation or enforcement thereof after the date thereof; provided, however, that any event, change, condition, development, circumstance, effect, factor or occurrence referred to in clauses (c) through (f) above may constitute and shall be taken into account in determining whether or not a Material Adverse Effect has occurred to the extent such event, change, condition, development, circumstance, effect, factor or occurrence has a disproportionate adverse impact on the Company or its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company or its Subsidiaries operate (in which case the incremental disproportionate impact or impacts shall be taken into account in determining whether or not a Material Adverse Effect has occurred).

(ii)      with respect to Parent, any material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

“McKesson” means McKesson Corporation.

“Non-Competition and Non-Solicitation Agreements” means each NonCompetition and Non-Solicitation Agreement, dated as of the date hereof and substantially in the form set forth on Exhibit 7.2(g)(ii) hereto, between Parent and each member of the Seller party thereto.

“Non-Solicitation Agreement” means the non-solicitation agreement, dated as of the date hereof and substantially in the form set forth on Exhibit 7.2(g)(iii) hereto, between Parent and Gauge Capital.

“ordinary course of business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Pass-Through Tax Return” means any income Tax Return filed by or with respect to the Company or any of its Subsidiaries to the extent that (i) the Company or any of its Subsidiaries is treated as a pass-through entity for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of the Seller or the direct or indirect owners of the Seller.

“Permit” means any governmental or regulatory license, authorization, accreditation, permit, franchise, consent or approval.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Program” means the Medicare and Medicaid programs and any other state or federal health care program.

“Provider” means any and all physicians or medical groups, Independent Practice Associations, Preferred Provider Organizations, exclusive provider organizations, specialist physicians, dentists, optometrists, audiologists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospital, skilled nursing facilities, extended care facilities, and any other health care or services facilities, treatment centers or suppliers, including without limitation ancillary, allied or specialty facilities, practitioners or centers.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as (except where reference is made to the party’s financial statements) any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

 “Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Transaction Expenses” means all expenses incurred or to be incurred (prior to, on or after the Closing Date) by the Company, any of its Subsidiaries or the Seller in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, and to the extent not paid prior to the Closing, including: (i) all brokerage commissions, fees and disbursements, (ii) all fees and disbursements of attorneys, accountants and other advisors and service providers, (iii) all bonuses or other similar amounts, if any, payable by or on behalf of the Company, any of its Subsidiaries or the Seller on or prior to the Closing resulting from this Agreement or the consummation of the Transactions (including any sale, “stay-around,” retention, change of control or similar bonuses, payments or benefits), and (iv) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Company or any of its Subsidiaries in connection with any of the items referred to in clause (iii).

“Transactions” refers collectively to the transactions provided by this Agreement to be consummated by the parties hereto, including the Sale and the payment of the Purchase Price.

“Utah Pharmacy Licenses” means the pharmacy license for each of VRx byMail, LLC, VRx Specialty, LLC, and VRx Pharmacy, LLC from the Utah Division of Occupational and Professional Licensing, pursuant to the notice of change of ownership filed in connection with the transactions contemplated by this Agreement.

“Working Capital Escrow Amount” means Five Hundred Thousand Dollars ($500,000).

(b)       For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Adjusted Estimated Purchase Price	Section 2.1(a)(iv)
Adjustment Amount	Section 2.2(c)
Allocable Purchase Price	Section 2.5(b)
Allocation Principles	Section 2.5(b)
Allocation Schedule	Section 2.5(c)
Available Insurance Policies	Section 6.15
Balance Sheet	Section 4.6(a)
Balance Sheet Date	Section 4.6(a)
Bankruptcy and Equity Exception	Section 3.1(a)
Base Amount	Section 2.1
Change In Control Customer Contracts	Section 4.14(b)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 4.12(a)
Company	Preamble
Company Contracts	Section 4.14(b)
Company Disclosure Schedules	Article IV
Company Intellectual Property	Section 4.16(a)(i)
Company Organizational Documents	Section 4.1(a)
Company Plans	Section 4.12(a)
Company Technology	Section 4.16(a)(ii)
Computer Systems	Section 4.16(b)
Continuing Employees	Section 6.11(a)
Continuation Period	Section 6.11(a)
Contract	Section 3.1(b)

Copyrights	Section 4.16(a)(iii)
Customer Contract	Section 4.14(a)(ix)
D&O Indemnified Parties	Section 6.12(a)
Deal Communications	Section 10.14(d)
Deductible	Section 9.3(a)(iii)
Deficit Amount	Section 2.2(e)
De Minimis Threshold	Section 9.3(a)(iv)
Determination Date	Section 2.2(b)
Dispute Notice	Section 2.2(b)
Employees	Section 4.12(a)
Environmental Laws	Section 4.13(b)(i)
Environmental Liabilities	Section 4.13(b)(ii)
ERISA	Section 4.12(a)
ERISA Affiliate	Section 4.12(a)
Escrow Agent	Section 2.3(a)
Escrow Agreement	Section 2.3(a)
Estimated Purchase Price	Section 2.1(a)(ii)
Estimated Closing Date Net Working Capital	Section 2.1(a)(i)
Estimated Closing Statement	Section 2.1(a)(i)
Estimated Transaction Expenses	Section 2.1(a)(i)
Federal Health Care Program	Section 4.19(c)(ii)
Final Closing Statement	Section 2.2(a)
Financial Statements	Section 4.6(a)
Firm	Section 10.14(a)
Governmental Approval	Section 3.2
Governmental Damages Section 7.2(d)
Governmental Investigation Section 7.2(d)
Granite Agreement	Preamble
Hazardous Materials	Section 4.13(b)
Hot Asset	Section 2.5(c)
Increase Amount	Section 2.2(d)
Indemnification Notice	Section 9.5(a)
Indemnifying Parties	Section 9.2(a)
Indemnitors	Section 6.12(b)
Independent Accounting Firm	Section 2.2(b)
Intellectual Property Rights	Section 4.16(a)(iii)
Interests	Recitals
Interim Period	Section 6.8(d)
Manufacturer Contract	Section 4.14(a)(x)
Marks	Section 4.16(a)(iii)
Material Contract	Section 4.14(a)
Parent	Preamble
Parent Indemnified Parties Section 9.2(a)
Parent’s Proposed Calculations Section 2.2(a)
Patents	Section 4.16(a)(iii)
Permitted Lien	Section 4.15
PHI	Section 9.2(a)(iv)
Pharmacy	Section 4.6(a)

Policies	Section 4.17
Post-Signing Changes	Section 10.13(b)
Pre-Closing Insurance Policy	Section 9.8
Privileged Deal Communications	Section 10.14(d)
Publicly Available Software	Section 4.16(a)(iv)
Purchase Price	Section 2.1
Re-Calculated Closing Date Net Working	Section 2.2(f)
Capital
Related Persons	Section 4.21
Release	Section 4.13(b)(iv)
Release Date	Section 9.3(a)(i)
Remaining Disputed Items	Section 2.2(b)
Representatives	Section 6.2(a)
Requisite Approval	Section 4.4(a)
Restraint(s)	Section 7.1(b)
Sale	Recitals
Securities Act	Section 5.8
Seller	Preamble
Seller Parties	Section 10.14(b)
Short Period	Section 6.8(d)
Software	Section 4.16(a)(v)
Subsidiary Documents	Section 4.2(b)
Supplemental Disclosure Schedule	Section 10.13(b)
Takeover Proposal	Section 6.2(c)
Tax Returns	Section 4.11(l)
Tax Sharing Agreement	Section 4.11(f)
Taxes	Section 4.11(l)
Technology	Section 4.16(a)(vi)
Third Party Claim	Section 9.5(b)(i)
Third Party Claim Notice	Section 9.5(b)(i)
Trade Secrets	Section 4.16(a)(iii)
Walk-Away Date	Section 8.1(b)(i)
WARN	Section 4.12(a)

Section 10.12. Interpretation.

(a)       When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except if otherwise explicitly provided, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)       The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.13. Schedules.

(a)       Any information disclosed pursuant to any Section of the Company Disclosure Schedules or any Schedule shall be deemed to be disclosed in all sections of the Company Disclosure Schedules to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section notwithstanding the omission of a reference of a cross reference thereto. Neither the specification of any dollar amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Section of the Company Disclosure Schedules or any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Section of the Company Disclosure Schedule or any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement.

(b)       Between the period commencing on the date hereof until the date that is two (2) days prior to the Closing Date, the Seller shall have the right to deliver to Parent a supplement to the Company Disclosure Schedule (the “Supplemental Disclosure Schedule”) setting forth changes (“Post-Signing Changes”) to the following sections of the Company Disclosure Schedules based upon occurrences subsequent to the date hereof and prior to the Closing: Section 4.13,  Section 4.16,  Section 4.17,  Section 4.23,  the portion of the Company Disclosure Schedules relating to the second sentence of Section 4.8 and the first sentence of Section 4.19(b) and any information regarding the breach of Material Contracts by any counterparty thereto (and, for the avoidance of doubt, not the Company or its Subsidiaries). The changes provided in the Supplemental Disclosure Schedules shall not be deemed to be breaches of this Agreement, and (unless objected to be Parent as provided below) shall be deemed to supplement, amend and be a part of the original Company Disclosure Schedules for all purposes hereunder, including without limitation for purposes of (i) determining whether the conditions set forth in Section 7.2 have been satisfied, (ii) determining the accuracy of any representation or warranty made by the Company or the Seller, as applicable, in this Agreement and (iii) the indemnification provisions of Article IX. Upon the delivery to Parent of any Post-Signing Changes, to the extent any matter set forth in such Supplemental Disclosure Schedule would, but for the preceding sentence, constitute a breach of any representation, warranty, covenant or agreement contained in this Agreement (either individually or collectively with all other breaches) that would give rise to a termination right of Parent under Section 8.1(c)(i), Parent shall have five (5) business days to provide notice to the Seller of its intent to terminate the Agreement pursuant to Section 8.1(c)(i) (and in such situation the 10-day period referred to in Section 8.1(c) shall be deemed to refer to the same five (5) business day period); provided that if Parent fails to provide such notice, such Supplemental Disclosure Schedule shall be deemed to be a part of the original Company Disclosure Schedule for all purposes hereunder. If the Closing has been scheduled for a date within such five (5) business day review period, such Closing shall be delayed until the end of the review period unless Parent waives such review period or any portion thereof.

Section 10.14. Legal Representation.

(a)       Each of the parties hereto acknowledges and agrees that Bennett Tueller Johnson & Deere, LLC (the “Firm”) has acted as counsel to the Company in connection with the negotiation of this Agreement and consummation of the Transactions.

(b)       Parent hereby consents and agrees to, and agrees to cause the Company to consent and agree to, the Firm representing the Seller and/or any of the members of the Seller (collectively, the “Seller Parties”) after the Closing with respect to disputes concerning the Transactions, including with respect to disputes concerning the Transactions in which the interests of the Seller Parties may be directly adverse to Parent and its Affiliates (including the Company).

(c)       In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with the Firm’s representation of the Seller Parties after the Closing with respect to disputes concerning the Transactions.

(d)       Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all communications in any form or format whatsoever between or among any of the Firm, the Company, any of the Seller Parties, or any of their respective managers, directors, officers, employees or other representatives that directly relate to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller, shall be controlled by the Seller and shall not pass to or be claimed by Parent or the Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller, shall be controlled by the Seller and shall not pass to or be claimed by Parent or the Company.

(e)       Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Company on the one hand, and a third party other than the Seller or a member of the Seller, on the other hand, Parent or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither Parent nor the Company may waive such privilege without the prior written consent of the Seller. In the event that Parent or the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Parent (x) shall, to the extent legally permissible, reasonably promptly notify the Seller in writing (including by making specific reference to this Section), (y) agrees that the Seller can seek a protective order and (z) agrees to use, at the Seller’s sole cost and expense, commercially reasonable efforts to assist therewith.

(f)       To the extent that files or other materials maintained by the Firm in relation to the Transactions constitute property of its clients, only the Seller shall hold such property rights and the Firm shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between the Firm, on the one hand, and the Company, on the other hand.

(g)       It shall not be a breach of any provision of this Agreement if prior to the Closing the Company, its Subsidiaries or the Seller, or any of their respective managers, directors, officers, employees or other representatives takes any action to protect from access or remove from the premises of the Company (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications.

(h)       In the event that Parent or the Company receives a subpoena or other discovery request pursuant to applicable Law that calls for the search for documents that may include Deal Communications, nothing herein shall preclude Parent or the Company from complying with its legal obligations to do so.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be dulv executed and delivered as of the date first above written.

PARENT:

MAGELLAN PHARMACY SERVICES, INC.

By:	/s/ Mostafa Kamal
	Name:	Mostafa Kamal
	Title:	Chief Executive Officer

THE COMPANY:

VERIDICUS HOLDINGS, LLC

By:	/s/ Douglas S. Burgoyne
	Name:	Douglas S. Burgoyne
	Title:	Manager

SELLER

VERIDICUS HEALTH, LLC

By:	/s/ Douglas S. Burgoyne
	Name:	Douglas S. Burgoyne
	Title:	Manager

[Signature page to Purchase Agreement]